SHARE PURCHASE AND SALE AGREEMENT
                        ---------------------------------


         This SHARE PURCHASE AND SALE AGREEMENT dated effective as of February 24, 2001, is entered into by and among BE Aerospace, Inc., a Delaware corporation ("BE"), (the "Company"), and T.L. Windust Machine, Inc., a California corporation ("TLW"), and the shareholders of TLW, set forth on
Schedule 1 hereof (collectively, the "Shareholders").

                                    RECITALS

         A. The Shareholders are the record and beneficial holders of all the issued and outstanding capital stock (collectively, the "TLW Shares") of TLW.

         B. The Company desires to acquire the TLW Shares from the Shareholders, and the Shareholders desire to transfer the TLW Shares to the Company in exchange for shares of BE Stock (as defined in Section 1).



                  NOW, THEREFORE, in consideration of the mutual promises and agreements of the parties herein contained, the parties hereby agree as follows:

Terms and Conditions

Section 1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below:

         "Additional Consideration" has the meaning set forth in Section 2.2(b).

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Agreement" means this SHARE PURCHASE AND SALE AGREEMENT, as the same may be amended from time to time in accordance with the terms hereof.

         "Ancillary Agreements" means Company Ancillary Agreements and the Shareholders' Ancillary Agreements.

         "Arbiter" has the meaning set forth in Section 2.3(b).

         "BE Closing Price" means Twenty-two Dollars and Forty Cents ($22.40).

         "BE Stock" means common stock of the Company presently trading under the symbol "BEAV" on the NASDAQ National Market.

         "Change of Control" means the occurrence of either of the following events:

                  (a) Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in

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Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company's then outstanding voting securities; or

                  (b) Consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) a majority of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approving a plan of complete liquidation of the Company or a consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.


         "Closing" has the meaning set forth in Section 3.1.

         "Closing Date" has the meaning set forth in Section 3.2.

         "Closing Date Initial Consideration Calculation" has the meaning set forth in Section 2.3(a).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the Preamble to this Agreement.

         "Company Ancillary Agreements" mean (a) an employment agreement between TLW and Mr. Carter Collins and (b) an employment agreement between TLW and Mr. Terry Windust, both in standard form used by the Company's Affiliates, on terms consistent with the Employment Term Sheets attached hereto as Exhibit A-1 and A-2 respectively.

         "Company Indemnified Parties" has the meaning set forth in Section
11.2.

         "Company's Accounting Firm" means Deloitte & Touche, LLP or any successor organization.

         "Confidential Information" means any information, in whatever form or medium, concerning the operations or affairs of TLW.

         "Contracts" means, collectively, all written or oral contracts, agreements, commitments, leases, licenses, instruments, bids and proposals to which TLW is a party as of the Closing Date, including, without limitation, those listed on Schedule 4.11, all unfilled orders outstanding as of the Closing Date for the purchase of goods or services by TLW and all unfilled orders outstanding as of the Closing Date for the sale of goods or services by TLW.

         "Contribution Margin" means net revenues (defined as gross revenues less discounts, less product returns, less freight), less material costs, less direct labor costs, less the cost of outside processing

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

         "Disclosure Schedules" means, collectively, the various Schedules referred to in this Agreement.

         "EBITDA" means earnings before interest, tax, depreciation, and amortization calculated in a manner substantially similar to past practices of TLW and specifically excluding any costs relating to the relocation of TLW's production facility, including all TLW's costs associated with such relocation, and any corporate charges from the Company.

         "Effective Date" has the meaning set forth in Section 3.1.

         "Employee Benefit Plan" means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is intended by the context in which the term is used.

         "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

         "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

         "Environment" means soil, land surface or subsurface strata, real property, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

         "Environmental Liabilities and Costs" means all Losses incurred: (i) to comply with any Environmental Law; (ii) as a result of a Release of any Hazardous Materials; or, (iii) as a result of any environmental conditions present at, created by or arising out of the past or present operations of Shareholders or TLW through the Closing Date or of any prior owner or operator of a facility or site at which Shareholders or the TLW now operate or have previously operated.

         "Environmental Permits" means any Permit or authorization from any Governmental Entity required under, issued pursuant to, or authorized by any Environmental Law.

         "Environmental Law" means any Law with respect to the preservation of the environment or the promotion of worker health and safety, including but not limited to any Law whatsoever relating to Hazardous Materials, drinking water, surface water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, noises, odors, air quality, air emissions, waste emissions or wells. Without limiting the generality of the foregoing, the term will encompass each of the following statutes and the regulations promulgated thereunder, and any similar applicable state, local or foreign Law, each as amended (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, (b) the Solid Waste Disposal Act, (c) the Hazardous Materials Transportation Act, (d) the Toxic Substances Control Act, (e) the Clean Water Act, (f) the Clean Air Act,
(g) the Safe Drinking Water Act, (h) the National Environmental Policy Act of 1969, (i) the Superfund Amendments and Reauthorization Act of 1986, (j) Title III of the Superfund Amendments and Reauthorization Act, (k) the Federal Insecticide, Fungicide and Rodenticide Act (l) the provisions of the Occupational Safety and Health Act of 1970 relating to the handling of and exposure to Hazardous Materials and similar substances; (m) California Environmental Quality Act; and (n) National Environmental Policy Act.

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

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow" has the meaning set forth in Section 2.4.

         "Escrow Agent" has the meaning set forth in Section 2.4.

         "Escrow Agreement" has the meaning set forth in Section 2.4.

         "Escrowed Shares" has the meaning set forth in Section 2.4.

         "GAAP" means United States generally accepted accounting principles, as in effect as of the date of this Agreement.

         "Governmental Entity" or "Governmental Entities" mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         "Government Subcontract" means any Contract that is a subcontract between TLW and any third party relating to a contract between such third party and any Governmental Entity.

         "Hazardous Materials" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined or identified as hazardous, toxic or controlled under any Environmental Law or the Release of which is prohibited under any Environmental Law. Without limiting the generality of the foregoing, the term will include, without limitation, (a) "hazardous substances" as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, or Title III of the Superfund Amendments and Reauthorization Act and regulations promulgated thereunder, each as amended, (b) "hazardous waste" as defined in the Solid Waste Disposal Act and regulations promulgated thereunder, each as amended, (c) "hazardous materials" as defined in the Hazardous Materials Transportation Act and the regulations promulgated thereunder, each as amended, (d) "chemical substance or mixture" as defined in the Toxic Substances Control Act and regulation promulgated thereunder, each as amended, (e) petroleum and petroleum products and byproducts and (f) asbestos.

         "Indemnified Party" has the meaning set forth in Section 11.5.

         "Indemnifying Party" has the meaning set forth in Section 11.5.

         "Initial Consideration" means the Reference Price plus Net Cash less Net Debt and less Taxes of TLW accrued on or before the Effective Date that are not previously paid or provided for by Shareholders from sources outside the TLW bank accounts or cash equivalents.

         "Intellectual Property" means the entire right, title and interest in and to all proprietary rights of every kind and nature, including without limitation patents, patent disclosures, copyrights, Trademarks, mask works, trade secrets and proprietary information, all applications for any of the foregoing, and any license or agreements granting rights related to any of the foregoing (i) subsisting in, covering, relying on, directly applicable to or existing in the Products or the Technology, (ii) that are owned, licensed or controlled in whole or in part by TLW or any Subsidiary of TLW and relate to the business of TLW or any Subsidiary of TLW, or (iii) that are used in or necessary to the development, manufacture, sale, marketing or testing of, the Products collectively, and all registrations, applications, re-issuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated good will with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer data bases and related documentation and materials, data, other documentation, trade secrets, all confidential business information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and all other intellectual property rights (in whatever form or medium).

         "Interim Financial Statements" has the meaning set forth in Section
4.5.

         "IRS" means the Internal Revenue Service of the United States Department of the Treasury.

         "Knowledge" has the following meaning:

                  (a) Knowledge for purposes of this Agreement imposes an obligation on the party to make reasonable due inquiry with respect to the matter represented and, in any event, includes all information existing in the books, records and files of such party or its Affiliates, as well as reasonable due inquiry of TLW's employees

                  (b) Knowledge of the Shareholder or words or phrases of similar import, as used in this Agreement, shall also include, without limitation, the knowledge of any of the Shareholders.

         "Law" means any constitutional provision, statute, law, rule, regulation, Permit, decree, injunction, judgment, order, ruling, determination, finding or writ of any Governmental Entity.

         "Liability" or "Liabilities" mean any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

         "Lien" or "Liens" mean any mortgage, pledge, security interest, charge, claim or other encumbrance, other than (a) mechanics', materialmen's and similar liens with respect to amounts not yet due and payable, (b) liens for Taxes not yet due and payable and (c) liens securing rental payments under capital lease arrangements.

         "Losses" has the meaning set forth in Section 11.2.

         "Material" means, when used with respect to any matter, any adverse effect on the business, operations, assets or conditions, financial or otherwise, of TLW, which when (a) considered singly results in Losses of $5,000 or more or (b) considered in the aggregate together with all other such effects, events, occurrences or group of events or occurrences related by or to a single customer, single supplier, single event or single action results in Losses of $5,000 or more, and it being understood that with respect to such representations as to which such phrase is used in the Agreement, Losses shall include the initial amount below such threshold if either threshold is reached.

         "Material Adverse Effect" means any adverse effect on the business, operations, assets, prospects or condition, financial or otherwise, of TLW which, when considered either singly or in the aggregate together with all other such effects with respect to which such phrase is used in this Agreement, constitutes a material adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of TLW taken as a whole.

         "Multi-employer Plan" has the meaning set forth in Section 3(37) of ERISA.

         "Net Cash" means net cash on the TLW balance sheet as of the close of business on the Closing Date plus deposits in transit, less checks, drafts or notes made payable by TLW not cleared, in transit or not paid as of the Closing Date.

         "Net Debt" means any debt owed by TLW for money borrowed, including all capitalized leases, loans from Shareholders, bank lines of credit, equipment installment notes or other notes payable as of the Closing Date, plus all transaction costs and expenses accrued as of the Closing Date.

         "Ordinary Course of Business" means the ordinary course of business of TLW consistent with past custom and practice (including with respect to quantity and frequency).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permit" or "Permits" mean any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, issued by any Governmental Entity.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

         "Product" or "Products" mean all past and current products and services of TLW and, to the extent that they are currently being developed by TLW, (i) any subsequent versions of such products or services, (ii) any products or services which are designed to supersede, replace or function as a component of such products or services, and (iii) any upgrades, enhancements, improvements and modifications to the foregoing, and (iv) any data or information associated with the foregoing that is either provided to the customer, or required by the customer to be delivered.

         "Product Recall" means a request in writing from TLW to any person for the return of any Products for reasons of health, safety or compliance with any Law.

         "Prohibited Transactions" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

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

          "Reference Price" means the amount of Four Million Eighty-five Thousand dollars ($4,085,000.00).

         "Registrable Securities" has the meaning set forth in Section 8.5(a).

         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment.

         "Reportable Event" has the meaning set forth in Section 4043 of ERISA.

         "Safety Laws and Costs" means all Losses incurred to comply with any Safety Law or as a result of any health or safety conditions present at, created by or arising out of the past or present operations of TLW through the Closing Date

         "Safety Law" or "Safety Laws" means any Law or legal requirement relating to health or safety, including the Occupational Safety and Health Act, as amended, as now or hereinafter in effect relating to (a) exposure of employees to any Hazardous Materials or (b) the physical structure, use or condition of a building, facility, fixture or other structure, including, without limitation, those relating to equipment or manufacturing processes, or the management, Release, cleanup or removal of any Hazardous Materials.

         "Schedule" means, unless the context otherwise requires, the referenced
Schedule included in the Disclosure Schedules.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Shareholders" has the meaning set forth in the Preamble to this Agreement.

         "Shareholder" means each Person set forth on Schedule 1 to this Agreement.

         "Shareholder Indemnified Parties" has the meaning set forth in Section 11.3.

         "Shareholders' Ancillary Agreements" means, as to each shareholder set forth on Schedule 1 hereof, a Non-Compete and Non-Solicitation Agreement among the Company, TLW and such Shareholder in substantially the form of Exhibit B attached hereto.

         "Shareholders' Representative" means Terry L. Windust, or in the event Terry L. Windust is unable to continue, any successor appointed by a plurality interest of the Shareholders, their successors, and assigns in and to the Escrowed Shares, or the proceeds thereof.

         "Subsidiary" means with respect to any Person, (i) any corporation of such Person or any of its Subsidiaries, a majority of whose outstanding voting stock is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries, or collectively by such Person and one or more of its Subsidiaries; (ii) any general partnership, joint venture or similar entity, a majority of whose outstanding partnership or similar interests is at the time owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries, or collectively by such Person and one or more of its Subsidiaries; (iii) any limited partnership of which such Person or any of its Subsidiaries is a general partner or a majority of whose ownership interests is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries, or collectively by such Person and one or more of its Subsidiaries; and (iv) any limited liability company of which such Person or any of its Subsidiaries is a manager or a majority of whose ownership interests is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries, or collectively by such Person and one or more of its Subsidiaries. For the purposes of this definition, "voting stock" or "ownership interests" means shares, interests, participations or other equity interests (however designated) in such Person having voting power in the election of directors (or the equivalents) of such Person (whether existing at the time or arising upon any known or contingent event or circumstance).

         "Tax" or "Taxes" mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions, assessments or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local, or foreign taxing authority, including, without limitation, income, gross receipts, license, lease, service, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, or of any other kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" or "Tax Returns" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Technology" means all inventions, copyrightable works, discoveries, innovations, know-how, ideas, research and development, formulae, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier information, pricing and cost information, business and marketing plans, proposals, documentation, manuals, software, firmware, hardware, integrated circuits and integrated circuit masks, electronic, electrical or mechanical equipment, machinery and tools, and all other forms and embodiments of technology of all kinds whatsoever, including without limitation improvements, modifications, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise.

         "TLW" has the meaning set forth in the Preamble to this Agreement.

         "TLW Customers" means those customers or contracts identified on
Schedule 4.7(a-2).

         "TLW Shares" means, collectively, all of the issued and outstanding common stock of TLW.

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         "TLW Reference EBITDA" has the meaning set forth in Section 2.2(b).

         "TLW Reference EBITDA Work Papers" has the meaning set forth in Section 2.2(b).

         "Total Consideration" means the Initial Consideration subject to the adjustments in Section 2.3 plus the Additional Consideration set forth in
Section 2.2(b).

         "Trademarks" means any trademarks, service marks, trade dress, logos and trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

         "Warranties" shall mean all Product returns, service, repair, replacement and other obligations based upon or arising out of express or implied warranties made or deemed applicable in connection with the sale of goods or the performance of services by TLW.

         "Year 2000 Compliant" means that systems and products accurately process date and time data (including, without limitation, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, the years 1999, 2000, and 2001, and leap year calculations.

         "Year-End Financial Statements" has the meaning set forth in Section
4.5.



Section 2. EXCHANGE OF SHARES.

         2.1 Sale and Transfer of TLW Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Shareholders shall transfer and convey to the Company, and the Company shall acquire, all right, title and interest in and to the TLW Shares, free and clear of all Liens, claims, encumbrances, pledges, options, security interests and any other adverse claims or interests. At the Closing, each Shareholder shall deliver to the Company all certificates evidencing the TLW Shares owned by him, her or it, properly endorsed for transfer or accompanied by properly executed stock powers.

         2.2 Consideration from Company for the TLW Shares. On the terms and subject to the conditions set forth in this Agreement, the Company covenants and agrees that in exchange for the transfer of the TLW Shares to Company by the Shareholders, Company shall deliver to the Shareholders' Representative and the Company's Transfer Agent, irrevocable instructions to immediately issue to the Escrow Agent an aggregate number of shares of BE Stock, valued at the BE Closing Price, equal to One Hundred and Twenty (120%) percent of the Reference Price plus an amount equal to Four Million Two Hundred Thousand ($4,200,000) dollars (One Hundred and Twenty (120%) percent of the maximum Additional Consideration set forth in Section 2.2(b)). The Escrow Agent, pursuant to the Escrow Agreement, will be instructed to release the Escrowed Shares or proceeds from the sale thereof as follows:

                  (a) (i) Within ten (10) business days after the Closing Date, based on the Company's and any Arbiter's, if applicable, confirmation of the Net Cash and Net Debt pursuant to Section 2.3(a) and Section 2.3(b). Escrowed Shares valued at the BE Closing Price, or

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proceeds therefrom, shall be released from Escrow, subject to the terms of the
Escrow Agreement, to (i) the Shareholders, in proportion to the ownership of capital stock of TLW as set forth on Schedule 1, such that the total amount distributed to the Shareholders is equal to ninety-two percent (92%) of the Initial Consideration, and (ii) the Company in an amount equal: (i) Twenty (20%) of the Reference Price; plus (ii) the Reference Price less the Initial Consideration; plus (iii) Twenty (20%) percent of the maximum Additional Consideration;

                      (ii) If the aggregate Net Proceeds received by the Shareholders and the Escrow Agent from the Sales in the Public Offering of the BE Stock divided by the number of Shares of BE Stock sold is greater than the BE Closing Price (the greater amount defined as the "Excess"), then within five (5) days after the closing of the Public Offering the Shareholders and the Escrow Agent shall remit and pay to the Company the Excess.

                  (b) Additional Consideration.

                      (i) Within thirty (30) calendar days (but in no case later than June 1, 2002) after the receipt from the Company's Accounting Firm of the audit for the Company fiscal year ending February 2002, Company will deliver to Shareholders' Representative a calculation of the TLW Reference EBITDA and all associated work papers ("TLW Reference EBITDA Work Papers"). TLW Reference EBITDA, subject to Section 2.2(b)(ii) below, is defined as the calculation of the sum of the following clauses I through VI inclusive: (I) TLW's EBITDA (excluding any Contribution Margin from Clauses II, IV and V below already included in TLW's EBITDA) for fiscal year ending February 2002; (II) thirty (30%) percent of Contribution Margin with respect to production work performed at TLW but originating from any entities subsequently acquired by the Company that are substantially consolidated into TLW; (III) five (5%) percent of all sales for fiscal year ending February 2002 to TLW Customers with respect to production work performed by either the Company or any Subsidiary of the Company other than TLW; (IV) thirty (30%) percent of the Contribution Margin with respect to production work performed by TLW but referred to TLW by the Company or any subsidiary of the Company other than TLW; (V) thirty (30%) percent of the Contribution Margin with respect to production work (other than the work listed in I through IV above) for which either Mr. Windust or Mr. Collins is called upon to perform any management or oversight activities; and (VI) any amount received by TLW or the Company from the Escrow that was returned as a result of an indemnity claim under Section 11.2. If within thirty (30) calendar days after delivery of the TLW Reference EBITDA to Shareholders' Representative, no written notice from Shareholders' Representative disputing the calculation of the TLW Reference EBITDA accompanied by Shareholders' Representative's alternative proposed TLW Reference EBITDA has been received by Company, then Shareholders shall be deemed to have waived the right to dispute the calculation of the TLW Reference EBITDA and, subject to adjustments described in Sections 2.3 and 11.2, Escrowed Shares valued at the BE Closing Price, or proceeds therefrom, in an amount equal to four (4) times that portion of the TLW Reference EBITDA that exceeds Six Hundred Thousand ($600,000.00) dollars shall be distributed, subject to the Escrow Agreement, to the Shareholders, provided that in no case shall the distribution exceed Three Million Five Hundred Thousand dollars ($3,500,000.00) (herein the "Additional Consideration"); and the difference, if any, between Three Million Five Hundred Thousand ($3,500,000) dollars and the Additional Consideration shall be distributed to the Company.

                      (ii) if the Company undergoes a Change of Control before the one year anniversary of the Closing Date, then the Company shall perform and deliver to the Shareholders two calculations of TLW Reference EBITDA. The first calculation shall be made by calculating the TLW Reference EBITDA on the date the Company underwent a Change of Control and annualizing that calculation. The second calculation shall be made as described in Section 2.4(b)(i) above. The Shareholders, in their sole discretion, shall decide which calculation shall be used in the calculation of Additional Consideration.

                  (c) Subject to adjustments described in Sections 2.3 and 11.2, Escrowed Shares valued at the BE Closing Price, or proceeds from the sale thereof, in an amount equal four (4%) percent of the Initial Consideration will be disbursed from Escrow, subject to the Escrow Agreement, to the Shareholders fifteen (15) days after the receipt from the Company's Accounting Firm of the audit for the Company fiscal year ending February 2002, but in no case later than June 1, 2002;

                  (d) Subject to adjustments described in Sections 2.3 and 11.2, Escrowed Shares valued at the BE Closing Price, or proceeds from the sale thereof, in an amount equal to the balance of the Initial Consideration in Escrow will be disbursed from Escrow, subject to the Escrow Agreement, to Shareholders within fifteen (15) days after the receipt from the Company's Accounting Firm of the audit for the Company fiscal year ending February 2003, but in no case later than June 1, 2003.

                  (e) All remaining Escrowed Shares of BE Stock, or proceeds therefrom, shall be distributed, subject to the Escrow Agreement, to the Company.

                  (f) For purposes of complying with the terms set forth in
Section 2.2(b), each party promptly will cooperate with and make available to the other party and its auditors and representatives all information, records, data and auditors' working papers, as may be reasonably required in connection with the analysis of the TLW Reference EBITDA and TLW Reference EBITDA Work Papers

         2.3      Adjustments of Total Consideration.

                  (a) Within ten (10) days after the Closing Date, based on the Company's and any Arbiter's, if applicable, confirmation of Net Cash and Net Debt, the Company will deliver to Shareholders' Representative, the calculation with respect to the Net Cash and Net Debt, along with any associated work papers (the "Closing Date Initial Consideration Calculation").

                  (b) Within thirty (30) days after the delivery of the Closing Date Initial Consideration Calculation, the Shareholders' Representative will deliver written notice to the Company of any objections thereto, and will attempt in good faith to reach an agreement with the Company as to any matters in dispute. If Shareholders' Representative does not give such notice within such thirty (30) days, then Shareholders shall be deemed to have waived the right to dispute the Closing Date Initial Consideration Calculation. If Shareholders' Representative gives such notice within such thirty (30) days, and if the Company and the Shareholders' Representative, notwithstanding such good faith effort at resolution, fail to resolve all matters in dispute within fifteen (15) days after Company's receipt of Shareholders' objections, then any remaining disputed matters will be finally and conclusively determined by an independent auditing firm of recognized national standing (the "Arbiter") promptly selected by the Company and the Shareholders' Representative, which firm will not be the regular auditing firm of the Company, TLW, Shareholders, or any Affiliate thereof. Promptly, but not later than forty-five (45) days after acceptance of its appointment, the Arbiter will determine (based solely on presentations by the Shareholders' Representative and the Company and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting calculation of the Initial Consideration under Section 2.2(a), which report will be conclusive and final as to the Initial Consideration for purposes of Section 2.2(a), but shall not detract from the parties' remedies under Section 11. In resolving the dispute the Arbiter shall be limited to choosing the final proposal of either the Company or Shareholders' Representative. The fees and expenses of the Arbiter will be paid by the non-prevailing party with respect to the determination of the Arbiter as set forth in the Arbiter's report. The Arbiter's final report shall be submitted to the Escrow Agent within ten (10) days after it has been delivered to Shareholders' Representative and the Company. Following said delivery, the Escrow Agent will be instructed to act accordingly pursuant to Section 2.2.

                  (c) For purposes of complying with the terms set forth in
Section 2.3(b), each party will promptly cooperate with and make available to the other party and its auditors and representatives all information, records, data and auditors' working papers, as may be reasonably required in connection with the preparation and analysis of the Closing Date Initial Consideration Calculation.

                  (d) If within thirty (30) calendar days after delivery of the TLW Reference EBITDA and TLW Reference EBITDA Work Papers to Shareholders' Representative, written notice from Shareholders' Representative disputing the calculation of the TLW Reference EBITDA accompanied by Shareholders' Representative's alternative proposed TLW Reference EBITDA is received by Company, and if the Company and the Shareholders' Representative, notwithstanding such good faith effort at resolution, fail to resolve all matters in dispute with respect to the calculation of the TLW Reference EBITDA within fifteen (15) days after Shareholders' objections are received by Company, then such remaining disputed matters will be finally and conclusively determined by binding arbitration administered by an Arbiter promptly selected by the Company and the Shareholders' Representative, which firm will not be the regular auditing firm of the Company, TLW, Shareholder or any Affiliate thereof. Promptly, but not later than forty-five (45) days after its acceptance of its appointment, the Arbiter will determine (based solely on presentations by the Shareholders' Representative and the Company and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting calculation of the TLW Reference EBITDA under Section 2.2(b), which report will be conclusive and final as to the TLW Reference EBITDA for purposes of Section 2.2(b), but shall not detract from the parties' remedies under Section 11. In resolving the dispute the Arbiter shall be limited to choosing the final proposal of either Company or Shareholders' Representative. The fees and expenses of the Arbiter will be paid by the non-prevailing party with respect to the determination of the Arbiter as set forth in the Arbiter's report. Within ten (10) days after the Arbiter's determination of the TLW Reference EBITDA pursuant to this Section 2.3(d), Shareholders and the Company shall receive from Escrow, subject to the Escrow Agreement, an amount as determined pursuant to Section 2.2(b).

                  (e) For purposes of complying with the terms set forth in
Section 2.3(d), each party promptly will cooperate with and make available to the other party and its auditors and representatives all information, records, data and auditors' working papers, as may be reasonably required in connection with the analysis of the TLW Reference EBITDA and TLW Reference EBITDA Work Papers.

                  (f) In addition to all other rights and remedies under Section 11 of this Agreement, the Company shall have recourse, subject to the Escrow Agreement, to withhold and set off any unpaid portions of the Escrowed Shares or proceeds from the sale thereof held in Escrow, in partial satisfaction of Shareholders' obligations to the Company Indemnified Parties under Section 11 on a dollar-for-dollar basis. No failure to withhold by Escrow Agent or the Company any amount held in Escrow from Shareholders shall constitute a waiver or release of any kind whatsoever.

         2.4 Escrow. At the Closing, the Company shall deposit or cause to be deposited, shares of BE Stock valued at the BE Closing Price in an aggregate amount equal to One Hundred and Twenty (120%) percent of the Reference Price, plus an amount equal to Four Million Two Hundred Thousand ($4,200,000) dollars (One Hundred and Twenty (120%) percent of the maximum Additional Consideration set forth in Section 2.2(b)) ("the Escrowed Shares"), into an escrow account ("Escrow") to be established with an escrow agent (the "Escrow Agent") selected by the Company, reasonably acceptable to the Shareholders, pursuant to an escrow agreement, dated the Effective Date, substantially in the form of Exhibit C-1 (the "Escrow Agreement"). The Escrow Agent will hold the Escrowed Shares as provided by, and in accordance with, the obligations of the Shareholders under Sections 2.2 and 11.2 hereof. The Escrow Agreement shall provide for the distribution of the Escrowed Shares (or proceeds from the sale thereof) from the Escrow pursuant to Sections 2.2(a), (b), (c), (d) and (e), subject to claims of the Company under Section 11.2 or reduction in the Initial Consideration under
Section 2.2 or reduction in the Additional Consideration under Sections 2.2 and
2.3. Following the initial distribution from Escrow of Escrowed Shares, or proceeds therefrom, pursuant to Section 2.2(a), the Escrow Agent shall hold the remaining Escrowed Shares or proceeds therefrom equal to eight (8%) of the Initial Consideration, plus the maximum amount of the Additional Consideration, subject to further distribution under the Escrow Agreement.

Investment earnings on any balances in the Escrow shall accrue to the benefit of the Shareholders and the Company, pro rata to the distributions made under Sections 2.2(a), (b), (c), and (d), and any fees for maintaining the Escrow, shall be paid from the balances in the Escrow, and if either not practical or if necessary paid directly by the Shareholders and the Company, pro rata to the distributions made under Sections 2.2(a), (b), (c), and (d). No Escrowed Shares, or proceeds from the sale thereof, shall be distributed to Shareholders' Representative or any Shareholder except pursuant to the Escrow Agreement in compliance with the terms and conditions of this Agreement. Any Escrowed Shares released from the Escrow to either the Shareholders, Shareholders' Representative or the Company shall be valued for purposes of satisfying the Total Consideration owing under this Agreement to the Shareholders at the BE Closing Price without reference to the stock's then actual market price. The Company and Shareholders shall be responsible for, as applicable, pro rata based on the distributions made under Sections 2.2(a), (b), (c), and (d), and shall pay when due, any and all Taxes imposed upon or arising from the Escrowed Shares, as well as any fees and costs of Escrow Agent for maintaining the Escrow. The Shareholders and Company agree that the Escrow Agent will be instructed to sell the Escrowed Shares at the earliest opportunity and that the proceeds from the sale thereof shall be substituted in place of the Escrowed Shares. Accordingly, the Shareholders and the Company hereby irrevocably authorize and direct the Escrow Agent and any agents or representatives of the Company to take any and all actions necessary or appropriate, in such Person's sole and absolute discretion, to effect sales of Escrowed Shares on such terms and conditions (and only on such terms and conditions), and at such times and utilizing such underwriters and brokers, as shall be directed and approved by the Company in a written notice (a "Sale Notice") to be delivered to the Escrow Agent.


         2.5 Guarantied Proceeds; Mandatory and Optional Cash Payments. In the event that the aggregate Net Proceeds (as defined below) received by the Shareholders or the Escrow Agent from sales in the Public Offering of the BE Stock divided by the number of shares of BE Stock sold are less than the BE Closing Price, then, within 5 days after closing of the Public Offering, the Company shall pay to the Shareholders (or their designee or custodian), or, in regard to Escrowed Shares, to the Escrow Agent, an aggregate amount equal to the Initial Consideration minus the sum of the Net Proceeds received on account of the sales of BE Stock by the Shareholders or the Escrow Agent, allocated according to actual amounts of the deficiency for each. In the event that the aggregate Net Proceeds received by the Shareholders and the Escrow Agent from the sale of BE Stock exceeds the Initial Consideration, the Company shall have no obligation to make any payment pursuant to this Section 2.5, and the Shareholders and the Escrow Agent shall remit or cause to be remitted to the Company such excess amounts within the five (5) day period described in the first sentence of this Section 2.5 As used herein, "Net Proceeds" means (x) in the case of an underwritten sale of BE Stock, the gross proceeds received by the Shareholders and the Escrow Agent in such sale, net of underwriter's discounts, commissions and other expenses paid by the Shareholders (whether incurred by the Shareholders, the Company, the underwriters or any advisors) in connection with such sale and (y) in the case of any other sale of such shares, the gross proceeds received by the Shareholders and the Escrow Agent, net of selling commissions paid in connection with such sale and all other expenses paid by the Shareholders (whether incurred by the Shareholders, the Company, placement agents or any broker dealers), in connection with such sale. In the event that not all of the BE Stock received by the Shareholders or held in escrow are sold in the Public Offering, the Company shall have the right to terminate or withdraw any registration initiated by it and to elect, at its sole option by giving written notice to the Shareholders and the Escrow Agent, to pay the Shareholders or the Escrow Agent in cash an amount per share of unsold BE Stock equal to the BE Closing Price multiplied by the number of unsold shares of BE Stock, and in exchange for such payment, the Shareholders and the Escrow Agent shall transfer to the Company all right and interest in and to the shares of BE Stock that they have not previously sold. If all unsold shares of BE Stock are not theretofore paid for by the Company, then during the week of August 26, 2001, each Shareholder may require the Company to purchase any or all of the unsold shares of BE Stock for an amount equal to the BE Closing Price multiplied by the number of shares that the Shareholder requires that the Company purchase, plus an amount, as interest, that would accrue at the rate of 8% per annum from the Closing Date to the 180th day after the Closing Date.

Section 3. CLOSING AND CLOSING DATE.

         3.1 Closing. Subject to the provisions of Section 10, the consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Yocca Patch & Yocca, LLP, 19900 MacArthur Boulevard, Suite 650, Irvine, California, on February 26, 2001, or at such other place or on such other date as the Company and the Shareholders may mutually agree. Notwithstanding the foregoing, the parties agree that the Company intends, for financial reporting purposes, to treat the Closing and transfer of effective control of TLW as if it had occurred on February 24, 2001 (the "Effective Date").

         3.2 Closing Date. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." Except as provided in
Section 3.1 for financial reporting purposes, the Closing will be deemed for all other purposes under this Agreement to have occurred as of 12:01 A.M., California time, on the Closing Date.

         3.3 Deliveries at the Closing. At the Closing, (a) the Shareholders will deliver to the Company the various certificates, instruments, documents and agreements referred to in Section 10.1, (b) the Company will deliver to the Shareholders the various certificates, instruments, documents and agreements referred to in Section 10.2, (c) the Shareholders will deliver to the Company stock certificates evidencing all of the TLW Shares, endorsed in blank or accompanied by duly executed assignment documents, and (d) the Company will deliver to the the Escrow Agent an aggregate number of shares of BE Stock valued at the BE Closing Price equal to One Hundred Twenty (120%) percent of the Reference Price plus and amount equal to Four Million Two Hundred Thousand ($4,200,000) dollars (One Hundred Twenty (120%) percent of the maximum Additional Consideration).

         3.4 Bank Signature Cards. At closing, TLW and the Shareholders, as applicable, will deliver to the Company signature cards for all TLW Bank Accounts.

Section 4. REPRESENTATIONS AND WARRANTIES OF TLW AND SHAREHOLDERS. The Shareholders, severally and jointly, and TLW represent and warrant to the Company that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

         4.1 Organization. TLW is a corporation duly organized, validly existing and in good standing under the laws of the State of California. TLW is duly qualified to conduct business and in good standing under the laws of each jurisdiction where such qualification is required. TLW has full corporate power and authority and all Permits and authorizations necessary to carry on the businesses in which they are engaged and in which they presently propose to engage and to own and use the properties owned and used by them.

         4.2 Authorization of Transaction. Each of the Shareholders has the capacity and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Shareholders, enforceable in accordance with its terms and conditions.

         4.3      Noncontravention; Consents.

                  (a) Neither the execution and delivery of this Agreement, nor the consummation by TLW and the Shareholders of the transactions contemplated hereby, will violate any Law to which TLW or the Shareholders are subject or any provision of the charter or bylaws of TLW. Except as set forth on Schedule 4.3(a), neither the execution and delivery of this Agreement by the Shareholders, nor the consummation by TLW or the Shareholders of the transactions contemplated hereby, will constitute a violation of, be in conflict with, constitute or create a default under or result in the creation or imposition of any Lien upon any property of TLW or the Shareholders pursuant to any agreement or commitment to which TLW or any of the Shareholders is a party or by which TLW, the Shareholders or any of their respective properties (including TLW Shares) is bound or to which TLW, the Shareholders or any of such properties is subject.

                  (b) Except as set forth on Schedule 4.3(b), TLW and the Shareholders have given all required notices and obtained all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are required in order to enable the Shareholders to perform their obligations under this Agreement, including all consents and approvals required to permit the Shareholders to transfer all of the TLW Shares to the Company. No Contract relating to TLW has been amended to increase the amount payable thereunder or otherwise modify the terms thereof in order to obtain any such consent, approval or authorization.

         4.4 Capitalization. Schedule 4.4 sets forth for TLW (i) the number of shares of authorized capital stock of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock,
(iii) the names of its directors and elected officers, and (iv) the owners of its capital stock. The Shareholders have delivered to the Company correct and complete copies of the charter and bylaws of TLW as amended to date. All of the issued and outstanding shares of capital stock of TLW have been duly authorized and are validly issued, fully paid and nonassessable. As of immediately prior to the Closing the Shareholders hold of record and own beneficially, and upon the Closing the Shareholders shall transfer, assign and convey to Company, all right, title and interest in and to all of the outstanding shares of stock of TLW, free and clear of any restrictions on transfer (other than restrictions under the Securities Act, and applicable state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims or demands. Except as set forth on Schedule 4.4, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Shareholders or TLW to sell, transfer or otherwise dispose of any capital stock of TLW or that could require TLW to issue, sell or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to TLW. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of TLW. TLW is not in default under or in violation of any provision of its charter or bylaws. Except as set forth on Schedule 4.4, TLW neither controls directly or indirectly, nor has any direct or indirect equity participation in, any Person.

         4.5 Financial Statements. Set forth in Schedule 4.5(a-1) are correct and complete copies of the unaudited balance sheets of TLW as of June 30, 1998, June 30, 1999 and June 30, 2000 and the related statements of income and cash flow for the years then ended (the "Year-End Financial Statements"). The Year-End Financial Statements were prepared consistent with past accounting practices and present fairly the financial condition and the results of operations of TLW as of the dates and for the periods indicated therein in accordance with GAAP (except as set forth in Schedule 4.5(a-2)). Set forth in
Schedule 4.5(a-3) are correct and complete copies of the unaudited balance sheet of TLW as of January 31, 2001 and the related statements of income and cash flow for the seven months then ended (the "Interim Financial Statements"). The Interim Financial Statements were prepared consistent with past accounting practices and present fairly the financial condition and the results of operations of TLW as of the date and for the period indicated in accordance with GAAP (except as set forth in Schedule 4.5(a-2)), except for normal year-end adjustments.

         4.6 Undisclosed Liabilities. TLW has no Liabilities that exceed, individually or in the aggregate, Five Thousand Dollars ($5,000), except for liabilities and obligations (i) reflected or reserved for on the Interim Financial Statements, (ii) that have arisen since the date of the Interim Financial Statements in the ordinary course of the operation of TLW (none of which results from, arises out of, relates to, any breach of contract, breach of warranty, tort, infringement or violation of Law) or (iii) as set forth on
Schedule 4.6.

         4.7 Customers and Suppliers. Except as set forth in Schedule 4.7(a-1), since December 31, 2000, no event or condition has arisen that would reasonably be expected to result in any of the major customers or sole-source or key suppliers of TLW to cease doing business with TLW or to curtail its business with TLW in any Material respect. TLW and Shareholders' have received no notice from any major customers or major suppliers that the transactions contemplated by this Agreement will result in a Material change in the manner of conducting business with TLW. Listed in Schedule 4.7(a-2) are the names and addresses of TLW's customers for 1999 and for 2000. Listed in Schedule 4.7(a-3) are the names and addresses of all major suppliers and all sole source suppliers to TLW for 1999 and for 2000, and the amount for which each supplier invoiced TLW during such period.

         4.8 Events Subsequent to Most Recent Fiscal Year End. Since June 30, 2000, there has not been any Material adverse change in the business, financial condition, operations, results of operations, or future prospects of TLW except as disclosed on Schedule 4.8.

         4.9 Accounts Receivable. The accounts receivable reflected on the Interim Financial Statements are bona fide receivables, accounted for on a basis consistent with that used in the preparation of the Interim Financial Statements, including any associated reserves, representing amounts due with respect to actual transactions in the ordinary course of the operation of TLW.

         4.10 Tax Matters.

                  (a) Except as set forth in Schedule 4.10, (i) all Tax Returns that are required to be filed by or with respect to TLW, have been duly filed, and TLW is not the beneficiary of any extension of time within which to file any Tax Return, (ii) the Shareholders have delivered to the Company correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by TLW for the last three taxable years, (iii) such Tax Returns are true, complete and correct in all Material respects, (iv) all Taxes due and payable by TLW have been paid in full, (v) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of TLW, (vi) there is no claim or assessment threatened by any taxing authority against TLW, (vii) TLW has withheld and timely paid to the appropriate taxing authority the required amounts in compliance with all Tax withholding provisions of applicable Laws,
(viii) no claim has ever been made by an authority in a jurisdiction where TLW does not file Tax Returns that TLW may be subject to taxation by that jurisdiction, and (ix) there are no Liens on any of the assets of TLW that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) No Shareholder, director or officer (or employee responsible for Tax matters) of TLW expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of TLW either (i) claimed or raised by any authority in writing or (ii) as to which any of TLW or the Shareholders have Knowledge based upon contact with any such authority. No federal, state, local, and foreign income Tax Returns filed with respect to TLW have been audited and none are currently open or the subject of audit.

                  (c) TLW does not have any Liability for the Taxes of any Person other than TLW under Treasury Regulation ss. 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

                  (d) TLW has not filed a consent under Code ss. 341(f) concerning collapsible corporations. TLW has not made any payments, nor is it obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.ss. 162, 280G or 404. TLW has not been a United States real property holding corporation within the meaning of Code ss. 897(c)(2) during the applicable period specified in Code ss. 897(c)(1)(A)(ii). TLW has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of the Code ss. 6662.

                  (e) No TLW asset is property which TLW is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the TLW assets is "Tax-exempt use property" within the meaning of Section 168(h) of the Code. TLW has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. TLW has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. TLW is not a person other than a United States person within the meaning of the Code. The transaction contemplated herein is not subject to the Tax withholding provisions of Code
Section 3406, or of subchapter A of Chapter 3, of the Code or of any other provision of Law. TLW does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. TLW is not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

         (f) Except as disclosed on Schedule 4.10(f), TLW has duly and timely paid all Taxes relating to the business of TLW (whether or not shown on any Tax Return) due to any Governmental Entity prior to the Closing, or has set up an adequate reserve for all such Taxes outside of any source of funds of TLW.

         4.11     Contracts.

                  (a) Schedule 4.11 contains a list of all material Contracts, including a description of the terms of all material Contracts not in writing. Without limiting the foregoing, all Contracts with terms exceeding one year or involving consideration in excess of $5,000 shall be deemed material.

                  (b) The Shareholders have made available to the Company correct and complete copies of all items, as amended, listed on Schedule 4.11 that are in writing, and the descriptions contained on Schedule 4.11 of all items listed therein that are not in writing are complete and correct. Each Contract is a valid, binding and enforceable obligation of TLW and the other party or parties thereto and is in full force and effect. Except as set forth on
Schedule 4.11, (i) neither TLW nor, to TLW's Knowledge, any other party thereto, is in material breach of any term of any Contract or has repudiated any term of any Contract, (ii) no event, occurrence or condition exists that, with the lapse of time, the giving of notice, or both, would become a material default under any Contract by TLW, or, to TLW's Knowledge, any other party thereto, (iii) TLW has neither waived nor released any of its material rights under any Contract, and (iv) neither TLW, nor the Shareholders, have received any communication questioning the validity or enforceability of any Contract. The execution, delivery and consummation of the transactions contemplated by this Agreement shall not constitute a breach or default under, or give rise to a right of termination under or otherwise adversely affect any provision of any of the Contracts.

         4.12     Real Property.

                  (a) Schedule 4.12(a-1) lists all lease and sublease agreements relating to real property leased or subleased by TLW. Except as set forth on
Schedule 4.12(a-2), with respect to each such lease and sublease:

                      (i) such lease or sublease constitutes the entire agreement to which TLW is a party with respect to the real property leased thereunder;

                      (ii) TLW has not assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                      (iii) all facilities leased or subleased thereunder have received all material approvals of Governmental Entities (including all Permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with all applicable Laws; and

                      (iv) there is no action, suit or proceeding pending against TLW or, to Shareholders' Knowledge, any action, suit or proceeding pending or threatened against TLW or any third party that would interfere with the quiet enjoyment of such leased real property after the Closing Date.

                  (b) All of the real property and facilities used by TLW, and all components of all improvements included within such property, are in good working order and repair, reasonable wear and tear excepted, and do not require Material repair or replacement in order to serve their intended purposes in all Material respects, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the ordinary course of the operation of such real property or improvements.

                  (c) Other than options, rights of first refusal or other similar arrangements in favor of TLW under the leases and subleases relating to the real property leased by TLW, TLW has not entered into any contract, arrangement or understanding with respect to the future ownership, development, use, occupancy or operation of any parcel of real property.

                  (d) There are no pending or threatened or contemplated condemnation or eminent domain proceedings that affect the real property leased by TLW, and TLW has not received any notice, oral or written, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

                  (e) Since TLW's leasing of the real property leased by TLW, none of such property or any part thereof has suffered any Material damage by fire or other casualty that has not been completely restored.

                  (f) TLW has not received any written notice from any insurance company that has issued a policy to TLW with respect to any of its leased real property requiring the performance of any structural or other repairs or alterations to such property.

                  (g) TLW does not now own, and has never owned any real property. All real property previously leased by TLW is identified as such in
Schedule 4.12(g).

         4.13 Title and Related Matters. Except as set forth on Schedule 4.13, TLW now has, and on the Closing Date will have, good and marketable title to all the properties and assets used by TLW in its business or as shown on the Interim Financial Statements, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business.

         4.14     Intellectual Property.

                  (a) TLW owns or has the right to use pursuant to valid license, sublicense, agreement or permission all Intellectual Property necessary or desirable for the operations of TLW as presently conducted. TLW owns common law Trademark rights to the T. L. Windust Machine and T. L. Windust names and marks.

                  (b) TLW has neither interfered with, nor infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties. TLW has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that it must license or refrain from using any Intellectual Property rights of any third party). To TLW's Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of TLW.

                  (c) Schedule 4.14(c) identifies each patent and each registered Trademark, and copyright owned by TLW and identifies each pending patent application or application for registration that has been filed by TLW. The Shareholders have made available to the Company correct and complete copies of all such patents, registrations and applications, each as amended to date, and correct and complete copies of all other written documentation evidencing ownership and prosecution of each such item. With respect to each such item of Intellectual Property required to be identified in Schedule 4.14(c):

                      (i) TLW possesses all right, title and interest in and to such item, free and clear of any Lien, license or other restriction;

                      (ii) such item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                      (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to TLW's Knowledge, threatened that challenges the legality, validity, enforceability, use or ownership of such item; and

                      (iv) TLW has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item except to the extent specifically disclosed in Schedule 4.14(c).

                  (d) Schedule 4.14(d) identifies each license, sublicense, agreement or permission pursuant to which TLW uses any item of Intellectual Property. With respect to each such license, sublicense, agreement or permission:

                      (i) to TLW's Knowledge, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                      (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to TLW's Knowledge, threatened that challenges the legality, validity or enforceability of the underlying item of Intellectual Property;

                      (iii) the execution, delivery and consummation of transactions contemplated by this Agreement shall not constitute a breach or default or, give rise to a right of termination thereunder, or otherwise adversely affect the ability of TLW, Company or its Affiliates to use the Intellectual Property in conducting the business of TLW after the Effective Date; and

                      (iv) TLW has not granted any sublicense or similar right with respect to such license, sublicense, agreement or permission.

         4.15 Litigation. Schedule 4.15 sets forth each instance in which TLW is
(a) subject to any unsatisfied judgment order, decree, stipulation, injunction or charge or (b) a party to or, to

TLW's Knowledge, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, or (c) subject to any Product Recall relating to TLW Products since TLW's incorporation. There are no judicial or administrative actions, proceedings or investigations pending or, to TLW's Knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by TLW or the Shareholders in connection with this Agreement or that, if adversely determined, would have a Material Adverse Effect upon TLW or the Shareholders' ability to enter into or perform their respective obligations under or contemplated by this Agreement to which any of them is a party.

         4.16     Employee Benefits.

                  (a) Schedule 4.16(a) lists each Employee Benefit Plan that TLW maintains with respect to the current or former employees of TLW or to which TLW contributes with respect to any of the current or former employees of TLW. With respect to each such Employee Benefit Plan:

                      (i) such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable Laws;

                      (ii) all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to such Employee Benefit Plan and the requirements of Part 6 of Subtitle B of Title I of ERISA and
Section 4980B of the Code have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan;

                      (iii) all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Effective Date which are not yet due have been paid to each such Employee Pension Benefit Plan. All premiums or other payments for all periods ending on or before the Effective Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan. Nothing has occurred or is expected to occur which would cause a Material increase in the cost of providing benefits to each such Employee Benefit Plan;

                      (iv) each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Section 401(a) of the Code and has received, within the last three years, a favorable determination letter from the IRS, and its related trust has been determined to be exempt from taxation under Section 501(a) of the Code. Nothing has occurred since the date of such favorable determination letter that would adversely affect such qualification or exemption; and

                      (v) the Shareholders have made available to the Company correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding agreements which implement such Employee Benefit Plan.

                  (b) With respect to each Employee Benefit Plan that TLW maintains or ever has maintained, or to which it contributes, ever has contributed or ever has been required to contribute, there have been no Prohibited Transactions with respect to such Employee Benefit Plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan, and no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such Employee Benefit Plan (other than routine claims for benefits) is pending or, to TLW's Knowledge, threatened.

                  (c) Except as set forth on Schedule 4.16(c), TLW neither contributes to, nor has ever contributed to or has ever been required to contribute to any Multi-employer Plan or has any liability (including withdrawal liability) under any Multi-employer Plan. None of the transactions contemplated by this Agreement or any Ancillary Agreement will trigger any withdrawal or termination liability under any Multi-employer Plan set forth on Schedule 4.16(c).

         4.17     Environmental Matters

                  (a) Except as set forth on Schedule 4.17(a):

                      (i) TLW is and has been in compliance with all applicable Environmental Laws and Safety Laws the violation of which could have a Material Adverse Effect;

                      (ii) TLW has obtained, and is and has been in Material compliance with the conditions of, all Environmental Permits required for the continued conduct of the business of TLW in the manner now conducted and presently proposed to be conducted;


                      (iii) TLW has filed all required applications, notices and other documents necessary to effect the timely renewal or issuance of all Environmental Permits for the continued conduct of the business of TLW in the manner now conducted and presently proposed to be conducted;


                      (iv) there are no past or present events, conditions or circumstances related to environmental or health and safety matters that are likely to have a Material Adverse Effect or which would interfere with compliance with any Environmental Law or Permit or Safety Law;

                      (v) there are no circumstances or conditions present at or arising out of the present or, to the Knowledge of the Shareholders, former assets, properties, leaseholds, businesses or operations of TLW in respect of off-site storage, transportation or disposal of, or any off-site Release of Hazardous Materials which reasonably may be expected to give rise to any Environmental Liabilities and Costs;

                      (vi) there are no circumstances or conditions present at or arising out of the present or former assets, properties, leaseholds, businesses or operations of TLW, including but not limited to any on-site storage, use, disposal or Release of Hazardous Materials, which reasonably may be expected to give rise to any Environmental Liabilities and Costs or Safety Liability and Costs;


                      (vii) none of TLW or the Shareholders or the present or past assets, properties, business, leaseholds or operations of TLW has received or is subject to, or within the past three years has been subject to, any outstanding order, decree, judgment, complaint, agreement, claim, citation, or notice or is subject to any ongoing judicial or administrative proceeding indicating that TLW, the Shareholders or the past and present assets, properties, business, leaseholds, or operations of TLW are or may be: (A) in violation of any Environmental Laws; (B) in violation of any Safety Laws; (C) responsible for the on-site or off-site storage or Release of any Hazardous Materials; or, (D) liable for any Environmental Liabilities and Costs or Safety Liabilities and Costs;


                      (viii) none of TLW or the Shareholders have any reason to believe that TLW will become subject to a matter identified in subsection (vii); and, no investigation or review with respect to such matters is pending or, to the Knowledge of TLW or the Shareholders, is threatened, nor has any authority or other third-party indicated an intention to conduct the same;

                      (ix) neither the business of TLW nor any of its properties or assets is subject to, or as a result of the transactions contemplated by this Agreement will be subject to, the requirements of any Environmental Laws which require notice, disclosure, cleanup or approval prior to transfer of the shares or the business of TLW or which will impose Liens on any such asset or property or otherwise interfere with or affect the business of TLW;

                      (x) Schedule 4.17(a)(x) lists all property presently or previously leased, owned or operated by TLW and identifies all such property (and the area within that property) that has been used by TLW or, to the Knowledge of the Shareholders, by any other Person (including a prior owner or operator) for the storage or disposal of Hazardous Materials);


                      (xi) Schedule 4.17(a)(xi) lists all off-site locations, including, without limitation, commercial waste disposal facilities or municipal landfills, to which or at which Hazardous Materials originating from TLW, or its assets, properties or business have been sent (or otherwise have come to be located) in amounts that would require a waste manifest under the Resource Conservation and Recovery Act of 1976 as now in effect for treatment, storage, disposal, reuse or recycling;


                      (xii) Schedule 4.17(a)(xii) of the Disclosure Schedule sets forth a list of all underground storage tanks owned or operated at any time by TLW and except as disclosed in

Schedule 4.17(xii) of the Disclosure Schedule, no such tank is leaking or has leaked at any time in the past, and there is no pollution or contamination of the Environment caused by or contributed to or threatened by a Release of a Hazardous Materials from any such tank; and


                      (xiii) Schedule 4.17(a)(xiii) lists all environmental audits, inspections, assessments, investigations or similar reports in TLW's possession or of which the Shareholders or TLW have Knowledge relating to the assets, properties, or business of TLW or the compliance of the same with applicable Environmental Laws and Safety Laws.

                      (xiv) Schedule 4.17(a)(xiv) sets forth the nature and quantities of any Hazardous Materials (as defined below) generated, transported or disposed of by TLW during the past three years (other than raw material awaiting manufacturing, work-in-process or finished goods and through the sale of products in the ordinary course of business), together with a description of the location of each such activity; and

                      (xv) Schedule 4.17(a)(xv) sets forth a summary of the nature and quantities of any Hazardous Materials that have been disposed of or found at any site or facility owned or operated presently or at any previous time by TLW (other than raw material awaiting manufacturing, work-in-process or finished goods and through the sale of products in the ordinary course of business).

                  For purposes of this Section 4.17 only, all references to "TLW" are intended to include any and all other entities to which, to the Knowledge of the Shareholders, TLW may be considered a successor under applicable Environmental Laws.


         4.18 Legal Compliance. Except as set forth on Schedule 4.18, TLW has complied in all Material respects with all applicable Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against or, to TLW's Knowledge, has been threatened against TLW alleging any failure to so comply, and TLW has neither been debarred from bidding on any project for any Governmental Entity nor subject to any debarment proceedings involving any Governmental Entity.

         4.19 Insurance. Schedule 4.19 contains a correct and complete list of all insurance policies pursuant to which TLW is insured as of the date of this Agreement or, to Shareholders' knowledge, were insured prior to the date hereof, and no such policies subject TLW to any obligations for retrospective claims or adjustments.

         4.20 Bank Accounts and Powers. Schedule 4.20 lists by name, address and account number, each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which TLW has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto. Schedule 4.20 lists the names of each Person holding powers of attorney or agency authority from TLW and a summary of the terms thereof.

         4.21 Brokers' Fees. Neither TLW nor the Shareholders have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated or for which TLW, after the Closing Date, will have any continuing obligation.

         4.22 Year 2000 Compliance. Except as set forth on Schedule 4.22, all software, hardware, databases, and devices that run under the control of a microprocessor used by TLW, and each of the Products of TLW, are Year 2000 Compliant.

         4.23     Equipment.

                  (a) Schedule 4.23(a-1) lists all lease agreements relating to equipment, furniture or trade fixtures leased by TLW. Except as set forth on
Schedule 4.23, all equipment, furniture or trade fixtures used or located in the business or operations of TLW is in good working order and repair, reasonable wear and tear excepted, have been operated and maintained in all Material respects in accordance with all applicable Laws; and do not require Material repair or replacement in order to serve their intended purposes in all Material respects, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the ordinary course of the operation thereof. TLW has not received any written notice from any insurance company that has issued a policy to TLW with respect to any of its equipment, including trade fixtures, requiring the performance of any structural or other repairs or alterations to such property.

                  (b) Schedule 4.23(b-1) lists all personal property owned by TLW. Except as listed on Schedule 4.23(b-2) all personal property used in connection with or in furtherance of TLW's business or operations listed on
Schedule 4.23(b-1) is property of TLW, subject to any leases identified in
Schedule 4.23(a-1).

         4.24 Product Warranties and Liabilities. Schedule 4.24(a-1) sets forth all Warranties (as hereinafter defined) given or made by TLW. TLW has not extended or granted any return rights or given or made any Warranties with respect to any Products sold or services performed by it, except for those set forth in Schedule 4.24. Set forth in Schedule 4.24(a-2) are TLW's warranty and re-work costs for 1998, 1999 and 2000. None of the customers of TLW has claimed to TLW or to TLW suppliers, that TLW's Products are defective. None of the Shareholders nor any of the employees of TLW has any particular knowledge of any Products which have been shipped by TLW in a condition that such products might reasonably be expected to be returned by the customer, or of any intention on the part of any customer to return any of TLW's Products, except returns by customers in the ordinary course of business and consistent with the return policies and which, in any event, are not expected to be Material in amount. TLW has never received nor been subject to any claim, and none of the Shareholders has any Knowledge of any fact or of the ocurrence of any event forming the basis of any present or future claim against TLW, whether or not fully covered by insurance, for liability on account of negligence or product liability or on account of any Warranties.

         4.25 Aerospace Records. TLW has maintained complete and accurate records relating to all products in accordance with industry standards and as required by all applicable laws or regulations, including the Federal Aviation Authority CFR 21.607.

         4.26     Securities Law Compliance.

                  (a) In connection with the issuance of the BE Stock as of the Closing, the Shareholders have been advised and understand and agree that the issuance by the Company to the Shareholders of the BE Stock will not be registered under the Securities Act, nor qualified under any state securities laws before the Closing, on the ground (among others) that no distribution or public offering of the BE Stock is to be effected in connection with the issuance to such Shareholder as contemplated herein and, in issuing the BE Stock to such Shareholder hereunder, the Company is relying on the accuracy and completeness of the representations of the Shareholder set forth in this Section
4.26. This acknowledgement does not limit or constitute a waiver of the Company's obligation set forth in Section 8.5.

                  (b) The Shareholder is acquiring the BE Stock for the Shareholder's own account, for investment and not with a view to distribution or resale thereof. The Shareholder will immediately notify the Company if such intent changes prior to the Closing. The Shareholder's only present intention to sell the BE Stock would be pursuant to an effective registration and qualification under applicable federal and states securities law. This acknowledgement does not limit or constitute a waiver of the Company's obligation set forth in Section 8.5.

                  (c) The Shareholder acknowledges that the Shareholder has been informed and understands that the BE Stock may not be sold or transferred except in compliance with the Securities Act or any exemption thereunder, and there is no assurance that any exemption from registration, including Rule 144, under the Securities Act will become available to permit resales of the BE Stock. This acknowledgement does not limit or constitute a waiver of the Company's obligation set forth in Section 8.5.

                  (d) The Shareholder (i) is familiar with the business of the Company, (ii) has had an opportunity to discuss with representatives of the Company the conditions of and prospects for the continued operation of the Company and such other matters as the Shareholder deemed appropriate in considering whether to invest in the BE Stock, and (iii) has been provided access to publicly available information about the Company requested by the Shareholder.

                  (e) The Shareholder has made the Shareholder's own investigation whether or not to exchange the TLW Shares for the BE Stock and the Shareholder has sufficient business and financial experience so as to enable the Shareholder to evaluate the merits and risks associated with the BE Stock and the transactions contemplated by this Agreement.

                  (f) The Shareholder is able to bear the economic risk of a total loss of the investment in the Company, and the Shareholder has adequate means of providing for the current needs and foreseeable personal contingencies and has no need for the Shareholder's investment in the BE Stock to be liquid.

                  (g) The Shareholder acknowledges and agrees that the certificates representing the BE Stock shall contain a restrictive legend substantially in the form below:

                  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN
                  REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

                  AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR
                  HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE CORPORATION HAS RECEIVED AN
                  OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT
                  REQUIRED.

                  (h) The Shareholder is an accredited investor, and sophisticated, as defined under Section 501(a) of Regulation D promulgated under the Securities Act, except as set forth in Schedule 4.26(h)

                  (i) The Shareholder acknowledges that he has been fully informed of, and has had full opportunity to discuss with the Company's management, the status of the Company and its operating, investment, financial and strategic plans.

         4.27 Permits and Licenses. Set forth in Schedule 4.27(a-1) are the Permits, licenses, franchises and other authorizations necessary for the conduct of TLW's business as currently conducted. Except as set forth in Schedule 4.27(a-2), all such Permits, licenses, franchises and authorizations identified on Schedule 4.27(a-1), are valid and in full force and effect and the business is in compliance with the terms and conditions of such Permits.

         4.28 Experience Matters. Schedule 4.28 contain a reasonably detailed description of the history of the experience of TLW's business during the two
(2) years ending on the date hereof with respect to (i) product liability claims and general liability claims exceeding $10,000, and (ii) all workers' compensation claims.

         4.29 Related Party Transactions. Except as described on Schedule 4.29, neither the Shareholders nor any officer, director or employee of TLW, and none of their relatives or Affiliates, owns any interest in any competitor, lessor, lessee or customer or supplier of TLW; and TLW is not a party to any transaction or arrangement with any of the Shareholders or with any of its respective officers, directors or employees, or any relative or Affiliate of any of them, which relates to or affects the ownership, lease or use or disposition of any assets, properties or the operations of TLW or the sale, lease or use of goods or services, or the loan of money or any extension of credit or guaranty, by or to TLW, other than the payment of wages, salaries and bonuses to employees of TLW for services performed in the ordinary course of business. Except as disclosed in the Financial Statements or described on Schedule 4.29, none of the assets or properties of TLW include any receivables or contract rights from, or notes payable or evidences of indebtedness of, either of the Shareholders or any of the officers, directors or employees of TLW or any relative or Affiliate of any of them.

         4.30 Full Disclosure. No representation or warranty of the Shareholders contained in this Agreement contains an untrue statement of a Material fact or omits to state a Material fact necessary to make the statements contained herein not misleading. There is no fact that the Shareholders have not disclosed to the Company in writing that the Shareholders believe has or will have a Material Adverse Effect on TLW or a Material Adverse Effect on the ability of TLW or the Shareholders to perform this Agreement.

         4.31 Minute Books. TLW's minute books contain complete and accurate records in all Material respects of all meetings and other corporate actions of its Shareholders and boards of directors and committees thereof.

         4.32 Government Contracts. Except as set forth on Schedule 4.32, TLW has not been and is not a party to any Contract with a Governmental Entity.


Section 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Shareholders that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 5).

         5.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2 Authorization of Transaction. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. All corporate and other actions or proceedings to be taken by or on the part of the Company to authorize and permit the execution and delivery by the Company of this Agreement and the respective instruments required to be executed and delivered by the Company pursuant hereto, the performance by the Company of their respective obligations hereunder, and the consummation by the Company of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally.

         5.3      Noncontravention: Consents.

                  (a) Neither the execution and the delivery of this Agreement, nor the consummation by the Company of the transactions contemplated hereby will
(i) violate any Law or other restriction of any Governmental Entity to which the Company is subject or any provision of its respective charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement to which the Company is a party or by which it is bound or to which any of their assets are subject. The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the parties to consummate the transactions contemplated by this Agreement, except for such filings as may be required to comply with all applicable securities laws.

         5.4 Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Shareholders could become liable or obligated.

         5.5 Investment Intent. The Company is acquiring the TLW Shares for its own account and not with a view to their distribution within the meaning ofss.2(11) of the Securities Act.

         5.6 Status of BE Stock. When issued to the Shareholders at the Closing, the shares of BE Stock so issued will be duly authorized, validly issued, fully paid,nonassessable, and free and clear of encumbrances or other claims affecting the title thereto, caused, suffered or permitted by the Company or its agents.

         5.7 Information Concerning Company. The Company's Annual Report on Form 10-K for its fiscal year ended February 2000 (the "10-K"), the Company's Quarterly Report on Form 10-Q for the quarter ended November 25, 2000 (the "10-Q"), each as filed with the SEC, copies of which have been furnished to the Shareholders, as of its respective filing dates did not contain any untrue statement of a Material fact or omit to state a Material fact necessary in order to make the statements contained therein under the circumstances in which they were made not misleading.

         5.8 Capitalization of Company. The authorized BE Stock consists of 50,000,000 authorized shares at $.01 par value per share. Each holder of BE Stock is entitled to one vote per share of BE Stock owned by such holder. As of February 23, 2001, there were issued and outstanding 26,003,203 shares of BE Stock. The authorized Preferred Stock of the Company consists of 1,000,000 shares, all of which is unissued.

Section 6. TAXES.

         6.1 Agreement to Allocate Tax Obligations and Short Tax Year. The Shareholders shall be responsible for (and shall pay) all Taxes shown to be due from TLW on account of all taxable periods up to and including the Closing Date. The Shareholders shall be required to pay all Taxes due with respect to said tax periods on and before the Closing Date. To the extent that any refunds are due pursuant to Tax returns filed by the Shareholders, the parties agree that said refunds absolutely belong to the Shareholders. Without obligating the Company for such Taxes in any way, unless paid separately by TLW or the Shareholders prior to the Closing Date, all tax liabilities of TLW accrued to the Closing Date will be allocated to the Shareholders' Tax liabilities and treated as a reduction from the Total Consideration in the manner described in Section 2.2. TLW and the Shareholders shall take any and all actions requested by the Company in order that TLW close each open tax period as of the end of the day of the Closing Date, as well as to implement, as directed by the Company, a change in TLW's fiscal year end.

         6.2 Taxes Accrued at June 30, 2000. Prior to the Closing Date, TLW shall have filed all Tax Returns and paid all Taxes concerning periods ended on or prior to June 30, 2000 and shall have paid all Taxes accrued for the periods prior to June 30, 2000. TLW shall nevertheless separately account for all items of revenue, expense, or otherwise as the case may be, recognized on and before the Closing Date, and Shareholders shall be responsible for the Tax due on account of such period on and before the Closing Date at the effective tax rate. Where the tax rates are progressive, the effective tax rate shall be determined based on the rate that would apply if the income for such period were annualized.

         6.3      Exchange of Shares and Related Taxes.

                  (a) Each Shareholder hereby waives and releases TLW, the Company, and their respective Affiliates from any claims or Liabilities relating to or arising from, any and all Taxes imposed upon such Shareholder or any of its Affiliates as a result of the consummation of the transactions contemplated hereby.


                  (b) The parties hereto shall, and shall cause TLW to, provide such necessary information as any other party hereto may reasonably request in connection with the preparation of such party's Tax Returns, or respond to or contest any audit, prosecute any claim for refund or credit or otherwise satisfy any legal requirement relating to Taxes and TLW.


                  (c) The obligations of the parties set forth in this Agreement relating to Taxes shall, except as otherwise agreed in writing, be unconditional and absolute and shall remain in effect without limitation as to time or amount of recovery by the Company, TLW and the Shareholders.

                  (d) There shall be withheld by Company, TLW and/or Escrow Agent from any amount payable to Shareholders hereunder such amounts as may be required to be withheld under applicable Law.

                  (e) The Shareholders shall be liable for, shall hold the TLW and the Company harmless against, and agree to pay on a timely basis all Taxes incurred by Shareholders or TLW in connection with the transactions contemplated by this Agreement, for all tax periods ending on and before the Closing Date, and for the portion of any tax period on and before prior to the Closing Date.

                  6.4 Short Period Tax Returns. The Shareholders' Representative shall be responsible for preparing or causing to be prepared, at the Shareholders' expense, TLW's federal income tax return and comparable state and local income and franchise tax returns, for TLW's taxable year ending on the day preceding the Closing Date (collectively, the "Short Period Tax Returns") or prior to the Closing Date and all other income Tax Returns (together with the Short Period Tax Returns, the "Pre-Closing Period Returns") of TLW for any taxable periods ending on or before the day preceding the Closing Date (the "Pre-Closing Period"). Such Tax Returns shall be prepared in a manner consistent with applicable Tax laws consistent with prior practice. The Company shall cause TLW to cooperate in the preparation and filing of such Tax Returns (including providing Shareholders with access to all information reasonably requested by the Shareholders in connection with the preparation of such Tax Returns).

                  (b) The Shareholders shall be joint and severally responsible for the payment of all Taxes imposed on TLW due or to become due from TLW in respect of all periods prior to the Closing Date, and the pro rata portion of any taxable period commencing on or before the day preceding the Closing Date and ending after the day preceding the Closing Date determined in accordance with subsection (a)(iv) below.

                  (c) In connection with the preparation of the Short Period Tax Returns, the Shareholders' Representative shall use his best efforts to cause the accountants selected by him to deliver a draft of each Short Period Tax Return to the Company within a reasonable period of time so that the Company may be able to review and comment on each Short Period Tax Return prior to the due date (including extension, if any) for filing such Tax Returns. If the Company agrees with the information in the Short Period Tax Returns, the Company will cause the appropriate officers of TLW to sign and file such returns with the applicable taxing authority as prepared by the accountants selected by the Shareholders' Representative within ten (10) days, if reasonably practicable. In the event that the Company disputes any item in a Short Period Tax Return, the Company shall use its commercially reasonable efforts to provide to the Shareholders' Representative and the accountant its comments on, and proposed changes to, the draft of each disputed Short Period Tax Return within a reasonable period of time, for this purpose ten (10) days being deemed reasonable, so that the Shareholders' Representative may be able to review and comment on such proposed changes prior to the due date (including extensions, if any) of such Tax Return. If any aspect of any Short Period Tax Return remains in dispute within 20 days before the due date (including extensions, if any) for filing such Tax Return, the matter in dispute shall be submitted to a mutually acceptable accounting firm for resolution. The decision of the accounting firm concerning any disputed item shall be final and binding on the parties and the fees and expenses of the accounting firm shall be paid by the non-prevailing party. After any dispute is resolved by the mutually acceptable accounting firm, the Company will cause the appropriate officers of TLW to sign and file the Short Period Tax Returns (as resolved) with the applicable taxing authority.


Section 7. PRE-CLOSING COVENANTS. The parties agree as follows with respect to the period prior to the Closing Date.

         7.1 General. Each of the parties will use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 10).

         7.2 Notices and Consents. The Shareholders prior to the Closing Date will give, or cause TLW to give, all notices to third parties and will use their reasonable efforts at their expense to obtain all third party consents that are required of the Shareholders or TLW in connection with the transactions contemplated by this Agreement, and will make all further filings pursuant thereto that may be necessary, proper or advisable.

         7.3 Conduct Business in Regular Course. The Shareholders will cause TLW to maintain its owned and leased properties used or held for use in its business in good operating condition and repair and make all necessary renewals, additions and replacements thereto, reasonable wear and tear excepted, and will cause TLW to carry on its operations substantially in the same manner as heretofore conducted and will not cause or permit TLW to make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation.

         7.4 No General Increases. (a) The Shareholders will not cause or permit TLW to grant any general or uniform increase in the rates of pay of employees of TLW, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment, and (b) the Shareholders will not cause or permit TLW to increase the compensation payable or to become payable to officers, salaried employees or agents of TLW, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, salaried employees or agents.

         7.5 Contracts and Commitments. The Shareholders will not cause or permit TLW to tender any bid, enter into any contract or commitment or engage in any transaction, including any contract, commitment or engagement with the Shareholders or any division, unit or Affiliate of the Shareholders, or effect any change to any program, not in the usual and Ordinary Course of Business and consistent with the past operation of TLW.

         7.6 Dividends and Distributions. The Shareholders will not cause or permit TLW to declare or pay any dividend or distribution with respect to its capital stock or to repurchase, redeem or otherwise acquire for value any shares of its capital stock from and after December 31, 2000.

         7.7 Sale of Capital Assets. The Shareholders will not cause or permit TLW to sell or otherwise dispose of any of its capital assets.

         7.8 Preservation of Organization. The Shareholders will cause TLW to use its reasonable best efforts to preserve its business organization intact, to keep available to TLW after the Closing Date the present officers and employees of TLW and to preserve for the benefit of the Company the present relationships and goodwill of TLW with its suppliers, customers, landlords and others having business relations with TLW.

         7.9 No Default. The Shareholders will not cause or permit TLW to commit or omit to take any act which will cause a termination of or breach or default under any contract, commitment or obligation to which TLW is a party or by which its assets are bound, including the Contracts.

         7.10 Compliance with Laws. The Shareholders will cause TLW to comply in its operations in all Material respects with all applicable Laws and to perform such further actions as may be required for the valid and effective transfer to the Company of the TLW Shares.

         7.11 Full Access. The Shareholders will cause TLW to permit representatives of the Company to have full access at all reasonable times to all premises, properties, personnel, books, records (including Tax Records), contracts and documents of or pertaining to TLW, and access, at the request of Company with TLW's prior approval, which will not be unreasonably denied, to customers and vendors of or pertaining to TLW.

         7.12 Notice of Developments. The Shareholders will give prompt written notice to the Company of any Material development affecting TLW. Each party hereto will give prompt written notice to the other of any Material development affecting the ability of such party or its Affiliates to consummate the transactions contemplated by this Agreement. No disclosure by any party hereto pursuant to this Section 7.12, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant.

         7.13 Exclusivity. Neither TLW nor the Shareholders will (and TLW will not cause or permit any of its officers, directors, agents or Affiliates to) (i) solicit, initiate, or encourage the submission of any proposal or offer from, or enter into or consummate any transaction with any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets (other than sales of inventory for a fair value in the Ordinary Course of Business), including any acquisition structured as a merger, consolidation, or share exchange or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. TLW will notify the Company immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing, and such notice shall describe such proposal in detail.

         7.14 Debt Obligations. Prior to the Effective Date, any and all indebtedness of TLW, except for leases, shall be paid in full.

         7.15 Tax Matters. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, relating to or affecting TLW will be made by TLW or the Shareholders after December 31, 2000 without the prior written consent of the Company. On or prior to the Closing Date, the Shareholders will furnish to the Company an affidavit stating, under penalty of perjury, TLW's and each of the Shareholders' United States tax identification numbers and that no Shareholder is a foreign person, pursuant to Section 1445(b)(2) of the Code.

         7.16 Title Insurance. The Shareholders will deliver to the Company the most recent title insurance policies and all riders and endorsements thereto for each parcel of real estate that TLW owns.

         7.17 Confidentiality. The existence of this Agreement or its negotiation, terms or provisions, shall be kept confidential by the Company, the Shareholders, TLW, and each of their representatives until the Closing, and thereafter except to the extent that the existence of this Agreement or its terms and provisions, as the case may be, shall have been previously publicly disseminated by the Company or filed with the SEC as a public document. Any publicity or announcements concerning this transaction before the Closing shall be effected only by or with the prior written consent of the Company and its legal counsel, the Shareholders and their legal counsel, and TLW and its legal counsel and at such times and in such manner as the parties deem necessary or appropriate under applicable law. The Company, the Shareholders and TLW shall immediately notify the other party of any actual, anticipated or suspected disclosure of the negotiation, existence, terms or provisions of this Agreement to any Person who is not bound by an obligation to keep the information confidential.

         7.18 Building Lease. On the Effective Date, the Company shall conclusively be deemed to have assumed the lease on TLW's facilities.

Section 8. POST-CLOSING COVENANTS. The parties agree as follows with respect to the period following the Closing Date.

         8.1 General. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 11).

         8.2 Litigation Support. In the event and for so long as any party is actively contesting or defending against any charge, complaint, action, audit, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving TLW, the other party will provide its reasonable cooperation to the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under
Section 11).

         8.3      Confidential Information and Non-Competition.

                  (a) Confidential Information. From the date hereof until the Closing Date, and for a period of five years thereafter commencing on the Closing Date, the Shareholders will treat and hold as such, and will not use for the benefit of themselves or others, any Confidential Information. In the event the Shareholders or any of their respective Affiliates are requested or required (by oral request or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, then the relevant Shareholder(s) will notify the Company promptly in writing of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with this Section 8.3. If, in the absence of a protective order or receipt of a waiver hereunder, the Shareholders are, on the advice of outside counsel, compelled to disclose any Confidential Information to any Governmental Entity or else stand liable for contempt, then the Shareholders may disclose such Confidential Information to such Governmental Entity, provided, that the Shareholders will use its reasonable best efforts to obtain at the request of the Company an order or other assurance that confidential treatment will be accorded to such Confidential Information.

                  (b) Non-Competition. Each Shareholder, in consideration of the acquisition by Company hereunder, shall execute and deliver to the Company prior to the Closing Date, a Non-Compete and Non-Solicitation Agreement substantially in the form as attached hereto as Exhibit "B" and incorporated herein by reference.

                  (c) Each of the Shareholders further agrees that for a period of five (5) years after the Closing Date such Shareholder will not directly or indirectly, without the prior written consent of Company, recruit, offer employment, employ, engage as a consultant, lure or entice away or in any other manner persuade or attempt to persuade any person who is an employee of TLW, Company, any of their Subsidiaries or Affiliates to leave such employment.

                  (d) In the event of a breach, or facts indicating the likelihood of a breach, by any Shareholder of the provisions of this Section 8.3, Company and TLW shall be entitled to a temporary restraining order and an injunction restraining such Shareholder from such breach. Nothing herein, however, shall be construed as prohibiting Company or TLW from pursuing any other remedies available to it for such actual or threatened breach, including, without limitation, the recovery of damages. If it is determined that any Shareholder has violated any of the covenants in this Section 8.3, the term of any such covenant violated shall be automatically extended for the period of time of the violation either from the date on which such Shareholder ceases such violation or from the date of the entry by a court of competent jurisdiction of an order or judgment enforcing such covenant, whichever period is later.



         8.4 Post-Closing Receipts. In the event that either party after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party.

         8.5      Registration Rights.

                  (a) General. Within 15 business days of the Closing, the Company shall file (and shall use its commercially reasonable efforts to cause to become effective as soon as practicable thereafter) a registration statement on Form S-3 under the Securities Act, covering the Registrable Securities, which registration statement shall be kept in effect in the manner and for the period specified in Section 8.5(c)(ii). The Company shall use its best efforts to enter into an underwriting agreement with an underwriter of national reputation to distribute the Registrable Securities (the "Public Offering"). The Shareholders and the Escrow Agent shall be required to sell as many shares of BE Stock in the Public Offering as the underwriter(s) and the Company shall request, up to the entire amount of BE Stock received by them in connection with the transactions contemplated hereby (including shares held in escrow pursuant to the arrangements described in Section 2.4 hereof).

                  As used herein, the term "Registrable Securities" shall mean
(i) all BE Stock owned by any of the Shareholders or by other Persons granted similar rights as provided in this Section 8.5, (ii) any shares of common stock or other securities issued as (or issuable upon the conversion or exercise of any warrant, right, class of common stock or other security which is issued as) a dividend or other distribution with respect to, or in exchange by the Company generally for, or in replacement by the Company generally of, such BE Stock, and
(iii) any securities issued in exchange for such BE Stock in any merger or reorganization of the Company; provided, however, that once issued, such BE Stock and other securities shall cease to be Registrable Securities when (x) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (y) such securities shall have been sold pursuant to Rule 144 or shall no longer be subject to restriction on resale due to the termination of the holding period requirements (as in effect from time to time) of Rule 144 or satisfaction of the requirements for resale under Rule 144(d) as evidenced by a legal opinion delivered to the Company and its transfer agent, or (z) they shall have ceased to be outstanding. Each Shareholder covenants that he will comply with the prospectus delivery requirements of the Securities Act with respect to any registration statement filed pursuant to this Agreement. Each Shareholder agrees to make customary representations and warranties to the Company and the underwriters or distributors, if any, in form, substance and scope as are customarily made as to ownership of stock by selling stockholders in underwritten public offerings, but each Shareholder shall not be required to make any representation or warranty as to the accuracy or completeness of the registration statement (except as to written information furnished to the Company by such Shareholder expressly for use therein). The Company shall deliver a copy to the Shareholders' Representative of legal opinions and accountants' comfort letters in the forms delivered to the underwriters in the Public Offering.

                  (b) Expenses. The Company shall pay all expenses incident to the Company's performance of or compliance with its obligations under Section
8.5 to effect the registration of Registrable Securities required hereunder, including, without limitation, all registration, filing, securities exchange listing and NASDAQ fees, all registration, filing, qualification and other fees and expenses of complying with federal, state and other securities or blue sky Laws, all word processing, duplicating and printing expenses, messenger, shipping, telephone and delivery expenses, the fees and disbursement of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, and fees and expenses of other Persons retained by the Company in connection with the registration of the Registrable Securities, underwriting discounts and commissions and transfer taxes, if any, in respect of Registrable Securities, but excluding any legal fees and expenses of counsel retained by the holders of the Registrable Securities being registered (with the sole exception of the fees of one special counsel to the holders) of all Registrable Securities, selected by a majority in interest thereof, up to a maximum of $10,000.

                  (c) Further Obligations. The Company will:

                      (i) within 15 days of the Closing Date, prepare, and file with the SEC, the registration statement on Form S-3 to effect such registration (including such audited financial statements as may be required by the Securities Act) and use commercially reasonable efforts to cause such registration statement to become and continue to be effective for the timeframe outlined in Section 8.5(a).

                      (ii) prepare, and file with the SEC, such amendments and supplements to the registration statement referred to above and any prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration statement and to comply in all Material respects with the requirements of the Securities Act with respect to the disposition of all Registrable Securities included in such registration statement, in accordance with the intended methods of disposition thereof, until the such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Shareholders set forth in such registration statement.

                      (iii) promptly notify in writing each holder of Registrable Securities and the underwriter or underwriters, if any:

                           (A) when such registration statement or any
prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective;

                           (B) of any written request by the SEC or any other
regulatory body or other body having jurisdiction over the securities for amendments or supplements to such registration statement or prospectus or for supplemental information;


                           (C) of the notification to the Company by the SEC of
its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of such registration statement; and

                           (D) of the receipt by the Company of any notification
with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

                      (iv) furnish to each holder of Registrable Securities included in the registration statement such number of conformed copies of the registration statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any prospectus supplement) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to such holder's Registrable Securities, and such other documents, as such seller may reasonably request to facilitate the disposition of such holder's Registrable Securities;

                      (v) use commercially reasonable efforts to register or qualify all Registrable Securities included in the registration statement under such other securities or blue sky laws of such jurisdictions as each holder thereof shall reasonably request which request is made within ten (10) days following the original filing of the registration statement and to keep such registration or qualification in effect for so long as the registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holder, except that the Company shall not for any such purpose be required (a) to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this paragraph (v) to be obligated to be so qualified, (b) to consent to general service of process in any such jurisdiction or (c) to subject itself to taxation in any such jurisdiction by reason of such registration or qualification; and

                      (vi) use its commercially reasonable efforts to obtain withdrawal of any order suspending the effectiveness of a registration statement, or the lifting any suspension of qualification (or exemption from qualification) of the offer and sale of any of the Registrable Securities in any jurisdiction.

                  Each Shareholder whose Registrable Securities are being registered shall, furnish the Company and any underwriters with such information and affidavits regarding such holder and the distribution of such securities as the Company and such underwriters may from time to time reasonably request in writing and to otherwise cooperate in connection with such registration. At any time during the effectiveness of the registration statement covering Registrable Securities offered by a holder, if such holder becomes aware of any change materially affecting the accuracy of the information contained in such registration statement or the prospectus (as then amended or supplemented) relating to such holder, such holder will promptly notify in writing the Company of such change.

                  Upon receipt of any notice from the Company of the happening of any event as a result of which any prospectus included in such registration statement, as then in effect, includes an untrue statement of a Material fact or omits to state any Material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, each holder of Registrable Securities will forthwith discontinue such holder's disposition of Registrable Securities pursuant to the registration statement until such holder receives copies of a supplemented or amended prospectus from the Company and, if so directed by the Company, shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such holder's possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period referred to in paragraph (ii) of this Section 8.5(c) shall be extended by a number of days equal to the number of days during the period from the giving of such notice from the Company to stop trading to the date when the copies of the supplemented or amended prospectus are sent to holders whose Registrable Securities are included in such registration statement. In the event that the SEC issues a stop order suspending the effectiveness of any registration statement filed under this Section 8.5(c), the period referred to in paragraph
(ii) of this Section 8.5(c) shall also be extended by a number of days equal to the number of days during which such stop order is in effect.

         Each Shareholder agrees in connection with any registration of the Company's securities that, upon request of the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in such registration), without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters.

         Notwithstanding anything to the contrary contained herein, the Company may, upon written notice to the Shareholders whose Registrable Securities are included in any registration statement filed pursuant to this Agreement, suspend the use of a prospectus which is a part of such registration statement if, in the reasonable judgment of the Company, the Company possesses Material nonpublic information and the Company determines in good faith that the disclosure of such information would have a Material Adverse Effect on the Company or would materially and adversely effect the ability of the Company to consummate any pending strategic transaction; provided that the Company may not suspend any use of a prospectus for more than an aggregate of 90 consecutive days or for more than an aggregate of 180 days in any period of twelve consecutive months. This paragraph shall not in any way impair or limit the rights of the Shareholders to require the Company to purchase any or all of the unsold shares of BE Stock pursuant to Section 2.5.

                  (d) Indemnification.

                      (i) The Company shall, to the full extent permitted by Law, indemnify and hold harmless each seller of Registrable Securities included in any registration statement filed pursuant to this Section 8.5, its directors, officers, and partners, and each other Person, if any, who controls any such seller within the meaning of the Securities Act, against any Losses to which such seller or any such director, officer, partner or controlling Person may become subject under the Securities Act or otherwise, insofar as such Losses (or claims, actions, suits, proceedings, arbitration or investigations in respect thereof) arise out of or are based upon any untrue statement of any Material fact contained in such registration statement, any preliminary prospectus, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission or alleged omission to state therein a Material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, that the Company shall not be liable in any such case to the extent that any such Loss (or any claim, action, suit, proceeding, arbitration or investigation in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such registration statement, preliminary prospectus, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished in writing to the Company for inclusion in such registration statement by the holder of the securities. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the holders of the securities or any such director, officer, partner or controlling Person, and shall survive the transfer of such securities by such holder. The Company shall also indemnify each other Person who participates (including as an underwriter) in the offering or sale of Registrable Securities, their officers and directors and each other Person, if any, who controls any such participating Person within the meaning of the Securities Act to the same extent as provided above with respect to the sellers of Registrable Securities.


                      (ii) Each Person and Shareholder whose Registrable Securities are included or are to be included in any registration statement filed pursuant to this Section 8.5, as a condition to including such holder's Registrable Securities in each registration statement, shall to the full extent permitted by Law, indemnify and hold harmless the Company, its directors and officers, and each other Person, if any, who controls the Company within the meaning of the Securities Act, against any Losses to which the Company or any such director or officer or controlling Person may become subject under the Securities Act or otherwise, insofar as such Losses (or claims, actions, suits, proceedings, arbitrations or investigations in respect thereof) arise out of or are based upon any untrue statement of any Material fact contained in any such registration statement, any preliminary prospectus, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission or alleged omission to state therein a Material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company for inclusion in such registration statement by such seller. Notwithstanding any contrary provision of Section 11, the indemnification obligation of the Shareholders and holders of said Registrable Securities under this Section 8.5(d) shall in no way be limited to (and the Company shall not be constrained to seek in response to any failure to provide indemnity pursuant to this Section 8.5(d)) recourse against Escrowed Shares. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer of such securities by such seller. Such holders shall also indemnify each other Person who participates (including as an underwriter) in the offering or sale of Registrable Securities, their officers and directors and each other Person, if any, who controls any such participating Person within the meaning of the Securities Act to the same extent as provided above with respect to the Company. The foregoing indemnity shall only be enforceable to the extent that the Person or Shareholder has had an opportunity to review and approve any part of a registration statement that contains an aforementioned Material fact.


                      (iii) Promptly after receipt by any party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding paragraphs (i) or (ii) of this Section 8.5(c), such party shall, if a claim in respect thereof is to be made against another party pursuant to such paragraphs, give written notice to the latter of the commencement of such action, provided that any failure of any Person to give notice as provided herein shall not relieve any other Person of its obligations under the preceding paragraphs of this Section 8.5(d), except to the extent that such other Person is actually prejudiced by such failure. In case any such action is brought, the party obligated to indemnify pursuant to the foregoing provisions of this
Section 8.5(d) shall be entitled to participate in and, unless, in the reasonable judgment of any indemnified party, a conflict of interest between such indemnified party and any indemnifying party exists with respect to such claim, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that the indemnified party may participate in such defense at the indemnified party's expense. No indemnifying party shall consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation without the consent of the indemnified party. No indemnifying party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.


                      (iv) If the indemnity and reimbursement obligation provided for in any paragraph of this Section 8.5 is unavailable or insufficient to hold harmless a party entitled to indemnification hereunder in respect of any Losses (or claims, actions, suits, proceedings, arbitrations or investigations with respect thereto) for which indemnification is provided therein, the party obligated to indemnify hereunder shall contribute to the amount paid or payable by the indemnified party as a result of such Losses (or claims, actions, suits, proceedings, arbitration or investigations) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a Material fact or the omission or alleged omission to state a Material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. Notwithstanding anything herein to the contrary, no participating holder of Registrable Securities shall be required to contribute any amount in excess of the amount by which the net proceeds of the offering (before deducting expenses, if any) received by such participating holder exceeds the amount of any damages that such participating holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation.


Section 9. EMPLOYEES.

         9.1 TLW employees will be requested to submit substantially all expense reimbursement requests for purposes of payment a reasonable time prior to the Closing, and TLW shall pay amounts due, applying standards of documentation and approval consistent with past practice prior to Closing.

         9.2 Nothing in this Agreement will limit or restrict in any way the Company's right to cause TLW to modify, amend, terminate or establish employee benefit plans or arrangements in whole or in part at any time after the Closing Date and this Agreement will not, in any way or at any time, create any third party beneficiary rights for or on behalf of any Person.

Section 10. CLOSING CONDITIONS.

         10.1 Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Company if it executes a writing unambiguously so stating at or prior to the Closing.):

                  (a) all representations and warranties of the Shareholders set forth in Section 4 shall be true and correct in all Material respects at and as of the Closing;

                  (b) the Shareholders shall have performed and complied with all of its covenants hereunder in all Material respects prior to or at the Closing;

                  (c) there will not be any action, suit or proceeding pending or threatened before any Governmental Entity or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Company Ancillary Agreement, (ii) cause any of the transactions contemplated by this Agreement or any Company Ancillary Agreement to be rescinded following consummation, (iii) affect materially and adversely the right of the Company following the Closing to own TLW Shares or to control TLW, or (iv) affect materially and adversely, the right of TLW to own its assets or to operate its businesses as presently operated (and no such injunction, judgment, order, decree, ruling or charge will be in effect);

                  (d) the Shareholders will have obtained all consents, releases, waivers and other documentation required in order for the Shareholders to transfer and deliver all of the TLW Shares to the Company and to fulfill their other obligations hereunder;

                  (e) the Shareholders' Representative shall have delivered to the Company a certificate to the effect that each of the conditions specified in
Section 10.1 above are satisfied in all respects;

                  (f) any relevant Shareholders shall have delivered to the Company an executed counterpart of each of the Company Ancillary Agreements to which such Shareholders are a signatory;

                  (g) the Company shall have received the resignations, effective as of the Closing, of each of the directors, officers, signing agents and attorneys-in-fact of TLW on the Closing Date of TLW, other than those whom the Company has specified in writing at least five business days prior to the Closing to continue in such capacities;

                  (h) the Company shall have received consents, to the extent requested by Company, substantially in the form attached hereto as Exhibit A, executed by the respective spouse of each Shareholders;

                  (i) TLW shall have, in all Material respects, taken and accomplished all actions that Shareholders are required to cause TLW to take;

                  (j) each of the Shareholders shall have executed and delivered to the Company a counterpart executed by such Shareholder of the Shareholder Ancillary Agreements;

                  (k) all actions to be taken by the Shareholders or TLW in connection with consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company;

                  (l) an affidavit, in a form reasonably satisfactory to the Company, of the Shareholders stating under penalties of perjury such Shareholder's United States taxpayer identification number and that such Shareholder is not a foreign person within the meaning of Section 1445(b)(2) of the Code;

                  (m) a good standing certificate for TLW from the Secretary of State of the State of its incorporation or formation dated the Closing Date;

                  (n) the Escrow Agreement, dated the Closing Date, executed by the Shareholders, together with any counterparts signed by the Escrow Agent and blank stock powers executed by such Shareholder with respect to the Escrowed Shares;

                  (o) an opinion by TLW's counsel, in the form and substance as set forth in Exhibit D attached hereto, addressed to the Company, and dated as of the Closing Date; and

                  (p) signatory card in blank for all TLW bank accounts acceptable to each bank where TLW maintains an account.

         10.2 Conditions to Obligation of the Shareholders. The obligation of the Shareholders to consummate the transactions to be performed by it in connection with the Closing is subject to fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Shareholders if they execute a writing unambiguously so stating at or prior to the Closing):

                  (a) all representations and warranties of the Company set forth in Section 5 shall be true and correct in all Material respects at and as of the Closing Date;

                  (b) the Company will have performed and complied with all of its covenants hereunder in all Material respects prior to or at the Closing;

                  (c) there will not be any action, suit or proceeding pending or threatened before any Governmental Entity or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

                  (d) the Company shall have delivered to the Shareholders' Representative a certificate to the effect that each of the conditions specified above in Section 10.2 is satisfied in all respects;

                  (e) all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Shareholders' Representative;

                  (f) the Escrow Agreement, dated effective February 25, 2001, executed by the Company; and

                  (g) a certificate or certificates representing the BE Stock and to be delivered to Escrow Agent pursuant to Section 2.2;

Section 11. REMEDIES FOR BREACHES OF THIS AGREEMENT.

         11.1 Survival of Representations and Warranties. All of the representations and warranties of the Shareholders contained in Section 4 of this Agreement or of the Company contained in Section 5 of this Agreement or in any certificate delivered by the Shareholders or the Company, respectively, pursuant to this Agreement will survive the Closing and continue in full force and effect until the third anniversary of the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 4.2 (Authorization of Transaction), 4.4 (Capitalization), and 4.13 (Title and Related Matters) shall continue in full force and effect forever; and (b) the representations and warranties contained in Sections 4.10 (Tax Matters)and 4.17 (Environmental Matters), or contained in any certificate delivered by the Shareholders relating thereto, and any Tax-related liabilities pursuant to
Section 6 hereof shall remain in full force and effect until 30 days after the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time by Law.

         11.2 Indemnification Provisions for Benefit of the Company. Notwithstanding any investigation at any time made by or on behalf of the Company or any knowledge or information the Company may have or be deemed to have, in the event the Shareholders breach (or in the event a third party alleges facts that, if true, would mean the Shareholders have breached) any of their representations, warranties or covenants or agreements contained in this Agreement or any certificate delivered by the Shareholders pursuant to this Agreement, and provided that the Company makes a written claim for indemnification against the Shareholders prior to the expiration of any applicable survival period, then the Shareholders shall indemnify, defend and hold harmless the Company and TLW from and against the entirety of any and all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action (collectively, "Losses") suffered or incurred by the Company, TLW, or any of their Affiliates, or any of their respective stockholders, directors, officers, employees and agents (collectively, the "Company Indemnified Parties"), resulting from or arising out of either (a) the inaccuracy or breach of any representation or warranty made by Shareholders, or resulting from any misrepresentation or breach of warranty, or from any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by Shareholders hereunder, (b) nonfulfillment of any agreement or covenant of Shareholders contained herein or in any agreement or instrument required to be entered into in connection herewith, or (c) and Taxes imposed on or accrued by TLW for tax periods (or portions thereof) prior to the Effective Date. The liability of the Shareholders hereunder shall be joint and several. Subject to Section 11.4, the liability of Shareholders pursuant to this Section
11.2 shall be limited, in the aggregate, to 25% of the Initial Consideration. Subject to Section 11.4, Shareholders will be obligated to indemnify, defend and hold harmless the Company Indemnified Parties from and against Losses only if the aggregate amount of such Losses exceeds $50,000 (in which case Shareholders shall be obligated to indemnify, defend and hold harmless the Company Indemnified Parties from and against 100% of such Losses, including, without limitation, the initial $50,000).

         11.3 Indemnification Provisions for Benefit of the Shareholders. Notwithstanding any investigation at any time made by or on behalf of the Shareholders or any knowledge or information the Shareholders may have or be deemed to have, in the event the Company breaches (or in the event any third party alleges facts that, if true, would mean the Company has breached) any of its representations, warranties or covenants contained in this Agreement, and provided that the Shareholders make a written claim for indemnification against the Company, then the Company will indemnify, defend, and hold harmless the Shareholders against the entirety of any Losses the Shareholders, or any of their Affiliates, or any of their respective shareholders, directors, officers, employees and agents(collectively, the "Shareholder Indemnified Parties") may suffer or incur resulting from, arising out of, relating to, in the nature of, or caused by such breach. The liability of the Company pursuant to this Section
11.3 shall be limited in the aggregate to 25% of the Initial Consideration. Subject to Section 11.4, the Company will be obligated to indemnify, defend and hold harmless the Shareholder Indemnified Parties from and against Losses only if the aggregate amount of such Losses exceeds $50,000 (in which case the Company shall be obligated to indemnify, defend and hold harmless the Shareholder Indemnified Parties from and against 100% of such Losses, including, without limitation, the initial $50,000).

         11.4     Exception to Limits on Indemnification.

                  (a) The maximum limits and the minimum threshold on the liability of Shareholders to Company Indemnified Parties set forth in Section
11.2 above shall not apply to the representations and warranties in Sections 4.2 (Authorization of Transaction), 4.4 (Capitalization), 4.13 (Title and Related Matters), 4.17 (Environmental Matters), or 4.10 (Tax Matters), any Tax-related liabilities pursuant to Section 6 hereof, and any costs or expenses, including but not limited to attorney's fees and costs, incurred by Company Indemnified Parties to enforce their rights under Section 11.

                  (b) The maximum limits and the minimum threshold on the liability of Company to Shareholders set forth in Section 11.3 above shall not apply to the representations and warranties in Sections 5.1 (Organization), 5.2 (Authorization of Transaction), 5.5 (Investment Intent), or 5.6 (Status of BE Stock), hereof, and any costs or expenses, including but not limited to attorney's fees and costs, incurred by Shareholders to enforce their rights under Section 11

         11.5 Indemnification Procedures. Except for claims for indemnification made pursuant to Section 6 hereof, which claims shall follow the procedures set forth in such Section, if any third party notifies any party hereto (the "Indemnified Party") with respect to any matter that may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Section 11, then the Indemnified Party will notify the Indemnifying Party thereof promptly and in any event within 60 days after receiving any written notice from a third party; provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate. In the event the Indemnifying Party notifies the Indemnified Party within 30 days after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter (a) the

Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of such separate co-counsel to the extent the Indemnified Party concludes in good faith that the counsel the Indemnifying Party has selected has a conflict of interest), (c) the Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably) and (d) the Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

         11.6 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of Sections 8.3(a), (b) (c) and (d), 8.5(a), and 11.7 of this Agreement and to enforce specifically those sections of this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

         11.7     Arbitration.

                  (a) Generally. Prior to implementation of arbitration pursuant to this Section 11.7, the parties will attempt in good faith to reach an agreement as to any matters in dispute ("Mediation"). The Mediation shall last for a minimum of 15 business days before either of the parties requests arbitration pursuant to this Section 11.7. Except solely as set forth in Sections 8.3(a), (b), (c) (d) and 8.5, the parties agree that when any claim or controversy that arises out of or relates to this Agreement, or the breach thereof arises, in lieu of litigation, they shall submit such claim, dispute or controversy, or difference or question to be finally settled under the Commercial Arbitration Rules ("Rules") of the American Arbitration Association (the "AAA") by an arbitral tribunal composed of three arbitrators, at least one of whom shall be an attorney experienced in corporate transactions, appointed by agreement of the parties in accordance with said Rules. In the event the Parties fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with said Rules. In the event the parties shall have failed to agree upon a full panel of arbitrators from said second list, any remaining arbitrators to be selected shall be appointed by the AAA in accordance with said Rules. If, at the time of the arbitration, the parties agree in writing to submit the dispute to a single arbitrator, said single arbitrator shall be appointed by agreement of the parties in accordance with the foregoing procedure, or, failing such agreement, by the AAA in accordance with said Rules. Any party may commence the foregoing arbitration proceedings by notice to all other parties.

                  (b) Place of Arbitration. The venue of such arbitration shall be Orange County, California, or any other place mutually agreed to by Company and Shareholders' Representative.

                  (c) Recourse to Courts. Subject to Section 11.6, the parties hereby exclude any right of appeal to any court on the merits of the dispute. The provisions of this Section 11.7 may be enforced in any court having jurisdiction over the award or any of the parties or any of their respective assets, and judgment on the award (including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any such court. Nothing contained in this Section 11.7 shall prevent any party from seeking interim measures of protection in the form of pre-award attachment of assets or preliminary or temporary equitable relief.

                  (d) Decision of Arbitral Tribunal. In the event of a dispute between the parties hereunder, the Shareholders' Representative and the Company's representative shall each present an offer of settlement, which shall address all issues in dispute such that adoption of such offer of settlement would conclusively settle all items then in dispute. The arbitral tribunal shall be limited in its decision to choosing one of the two offers of settlement presented to it that the arbitral tribunal determines to be most fair, and that offer of settlement shall constitute the settlement of the claims, dispute and other matters. The decision of the arbitral tribunal shall be final and binding on the parties and non-appealable. The party whose offer of settlement is not chosen by the arbitral tribunal shall pay all of the expenses of the arbitration, which, in the event the Shareholders are held responsible for any such expenses prior to the Escrow Termination Date, shall be subject to satisfaction by application of the Escrowed Shares pursuant to Sections 2.2 and
11.2 and Article 4 of the Escrow Agreement. Notwithstanding the above, each party shall bear his, her, its own attorney fees and costs related to any arbitration proceeding.

         11.8 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE SHAREHOLDERS, TLW AND THE COMPANY HEREBY WAIVE, AND COVENANT THAT HE,SHE OR IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR PASSED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.


Section 12. TERMINATION.

         12.1 Termination of Agreement. The parties may terminate this Agreement as provided below:

                  (a) the Company and the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (b) either the Shareholders or the Company may terminate this Agreement by giving written notice to the other at any time prior to the Closing if the Closing has not occurred on or before February 26, 2001.

         12.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 12.1, all obligations of the parties hereunder will terminate without liability of any party to the other party; provided, that the expense allocation provisions contained in Section 13.2 will survive termination and remain in full force and effect thereafter.

Section 13. MISCELLANEOUS.

         13.1 Press Releases and Announcements. No party will issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing Date without the prior approval of the other party; provided, that the Company may make any public disclosure it believes in good faith is required by Law or by the rules and regulations of any stock exchange on which the securities of such party are listed.

         13.2 Expenses; Transfer Taxes. Each of the parties hereto will bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. Expenses, including expenses and costs of legal counsel, related to the transactions contemplated by this Agreement and the Ancillary Agreements on the part of the Shareholders will be borne by the Shareholders rather than TLW. The Shareholders will each be responsible for the payment of all income, sales, use, transfer, documentary or stamp taxes and recording and filing fees applicable to the assignment of TLW Shares to the Company, and any distributions or payments to the Shareholders in any capacity.

         13.3 Remedies. Any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies that such party may have been granted at any time under any other agreement or contract and all of the rights that such party may have under any Law. Any such party will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

         13.4 Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Shareholders' Representative (on behalf of all Shareholders) and the Company, or by the Shareholder to be bound and benefited thereby and the Company. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of such parties.

         13.5 Successors and Assigns. No Shareholder may assign or delegate any of such party's rights or obligations under or in connection with this Agreement or any Ancillary Agreement without the written consent of the Company, and no assignment by a Shareholder shall release the Shareholder from its obligations and liabilities under this Agreement and Ancillary Agreement to which it is a party. The Company may without the written consent of TLW or the Shareholders assign its rights under this Agreement or any of the Ancillary

Agreements to one or more Affiliates of the Company or to any Person acquiring all or substantially all of the stock or assets of TLW from the Company, and the Company shall be relieved of any obligation hereunder assigned and assumed. All covenants and agreements contained in this Agreement or in any Ancillary Agreement by or on behalf of any of the parties hereto or thereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

         13.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         13.7 Attorney-in-Fact. Each Shareholder hereby irrevocably constitutes and appoints the Shareholder Representative as the Shareholder's Attorney-in-Fact and agent, with full power of substitution, to act in the Shareholders name, place and stead and do any and all things that the Shareholder could do if present including, but not limited to, executing, delivering, and performing this Agreement, the Escrow Agreement, and any and all documents ancillary to this Agreement or any amendment or supplement to this Agreement, to give receipts on behalf of the Shareholder, and to execute and deliver share certificates and stock powers or assignments. All persons dealing with the Attorney-in-Fact in such capacity may rely and act upon any writing believed by them in good faith to be genuine and to have been signed by the Attorney-in-Fact.

         13.8 Counterparts. This Agreement may be executed simultaneously in two
(2) or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

         13.9 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         13.10 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one business day after the date when sent to the recipient by reputable express courier service (charges prepaid) or three business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Company and the Shareholders at the addresses indicated below:

                  If to BE or the Company:
                                 c/o BE Aerospace, Inc.
                                 1400 Corporate Center Way
                                 Wellington, FL 33414
                                 Fax no. (561) 791-3966

                                 Attn: Thomas P. McCaffrey or Edmund J. Moriarty


                  With a copy (which will not constitute notice) to:
                                 Yocca, Patch & Yocca
                                 19900 MacArthur Blvd., Suite 650
                                 Irvine, California 92612
                                 Fax no. 949/253-0870
                                 Attn: Ryan M. Patch/ Nicholas J. Yocca

                  If to the Shareholders:
                                  Terry L. Collins
                                  Shareholders' Representative
                                  1307 Summitridge Drive
                                  Diamond Bar, Ca. 91765


                  With a copy (which will not constitute notice) in either case to:
                                  Arthur G. Peinado, Esq.
                                  Kolodny & Pressman
                                  11975 El Camino Real
                                  Suite 201
                                  San Diego, California 92130-2542
                                  Fax no. (858)453-9347

or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.

         13.11 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Shareholders and the Company and their respective successors and permitted assigns.

         13.12 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties (whether written or oral) that may have related in any way to the subject matter hereof.

         13.13 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means

"including" without limitations and is intended by the parties to be by way of example rather than limitation.

         13.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         13.15 Shareholders' Representative. The Shareholders hereby irrevocably constitute and appoint the Shareholders' Representative, as their attorney-in-fact and agent, with full power of substitution, to serve as Shareholders' Representative and to take all actions, and refrain from taking all actions, as are contemplated in this Agreement or incidental thereto, in the name, place and stead of the Shareholders.

         13.16 GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF CALIFORNIA.

         IN WITNESS WHEREOF, the parties hereto have executed and deliver this Agreement on the date first written above.

                                        BE AEROSPACE, INC.


                                        By:   /s/ Jeffrey Holtzman
                                           -------------------------------------
                                        Name: Jeffrey Holtzman
                                        Title: Chief Financial Officer




                                        T. L. WINDUST MACHINE, INC.


                                        By:   /s/ Terry L. Windust
                                           -------------------------------------
                                        Name: Terry L. Windust
                                        Title: President


                                        SHAREHOLDERS:

                                              /s/ Terry L. Windust
                                        ----------------------------------------
                                        Name: Terry L. Windust, an individual

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


                                        ----------------------------------------
                                        Name: Dorothy Windust, an individual

                                          /s/ Carter Collins
                                        ----------------------------------------
                                        Name: Carter Collins, an individual


                                          /s/ Kathleen Collins
                                        ----------------------------------------
                                        Name: Kathleen Collins, an individual



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